Filed Pursuant to Rule 424(b)(5)
Registration No. 333-143105

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying base prospectus are not an offer to sell nor do they solicit an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated July 9, 2007

Preliminary prospectus supplement

(To prospectus dated May 29, 2007)

$150,000,000

        % Convertible Senior Notes due 2014

Interest payable January 15 and July 15

Issue price: 100%

We are offering $150,000,000 principal amount of our         % Convertible Senior Notes due 2014.

The notes will bear interest at a rate of         % per year. Interest will be payable semiannually in arrears on January 15 and July 15 of each year, beginning January 15, 2008. The notes will mature on July 15, 2014.

Holders may convert their notes based on an initial conversion rate of          shares of our common stock per $1,000 principal amount of notes, equivalent to a conversion price of approximately $         per share, subject to adjustment, at their option at any time prior to April 15, 2014 under the following circumstances: (1) during any fiscal quarter beginning after September 30, 2007 (and only during such fiscal quarter), if the last reported sale price of our common stock for at least 20 trading days during the 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day of such preceding fiscal quarter; (2) during the five business day period after any ten consecutive trading day period in which the trading price per note for each day of that ten consecutive trading day period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on such day; or (3) upon the occurrence of specified corporate transactions described in this prospectus supplement. On or after April 15, 2014, holders may convert their notes at any time prior to the close of business on the third scheduled trading day immediately preceding the maturity date. Upon conversion, we will pay cash and shares of our common stock, if any, based on a daily conversion value (as described herein) calculated on a proportionate basis for each day of the 50 trading day observation period (as described herein). In addition, we will increase the conversion rate for holders who elect to convert notes in connection with a fundamental change as described in this prospectus supplement.

We may not redeem any of the notes at our option prior to maturity.

If we experience a fundamental change, holders may require us to repurchase for cash all or a portion of their notes at a price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to, but excluding, the date of repurchase.

For a more detailed description of the notes, see “ Description of notes” beginning on page S-35.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

Our common stock is listed on The Nasdaq Global Market under the symbol “SONO.” On July 6, 2007, the last reported sale price of our common stock on The Nasdaq Global Market was $36.13 per share.

Investing in the notes involves risks that are described under “ Risk factors” beginning on page S-10 of this prospectus supplement.

	Per Note	Total
Public offering price	%	$
Underwriting discounts and commissions	%	$
Proceeds to SonoSite, Inc.	%	$

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters may purchase up to an additional $22,500,000 principal amount of notes from us within 30 days from the date of this prospectus supplement to cover over-allotments, if any.

The notes will be ready for delivery in book-entry form through the facilities of The Depository Trust Company on or about July     , 2007.

Sole book-running manager

JPMorgan

Piper Jaffray	Savvian

July     , 2007

Prospectus supplement

Prospectus

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any “free writing prospectus” we may authorize to be delivered to you. This prospectus supplement and the accompanying prospectus are part of a registration statement we filed with the Securities and Exchange Commission, or SEC. This prospectus supplement and the accompanying prospectus incorporate by reference important business and financial information about us that is not included in or delivered with this prospectus supplement and the accompanying prospectus. You may obtain a copy of this information, without charge, as described in the section entitled “Where you can find additional information” in this prospectus supplement. We and the underwriters have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it.

We and the underwriters are offering to sell the notes only in places where offers and sales are permitted.

You should not assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front cover of this prospectus supplement. You should not assume that the information contained in the documents incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations, and prospects may have changed since that date.

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Summary

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus and does not contain all of the information you need to consider in making your investment decision. You should read carefully the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, including the section entitled “Risk factors” and read our consolidated financial statements and the notes thereto before making an investment decision. Unless otherwise noted, the information in this prospectus supplement assumes that the underwriters do not exercise their over-allotment option to purchase additional notes.

The following is a brief description of our business. Additional information regarding SonoSite, Inc. is contained in our filings with the SEC. For information on how you can obtain copies of our filings, please see the section entitled “Where you can find additional information” on page S-74 of this prospectus supplement.

References in this prospectus supplement and the accompanying prospectus to “the Company,” “SonoSite,” “we,” “our” and “us” refer to SonoSite, Inc. and its subsidiaries, except where the context otherwise requires or as otherwise indicated. When we refer to “you” or “yours,” we mean the holders of the notes offered hereby.

Overview

We are the world leader in hand-carried ultrasound, or HCU, systems. We specialize in the development of HCU systems for use in a variety of medical specialties in a range of clinical settings. Our proprietary technologies have enabled us to design hand-carried diagnostic ultrasound systems that combine high resolution, all-digital, broadband imaging with advanced features and capabilities typically found on cart-based ultrasound systems. We believe that the performance, size, durability, ease of use and cost-effectiveness of our products are expanding existing ultrasound markets, and are opening new markets by bringing ultrasound out of the imaging lab to the point-of-care such as the patient’s bedside or the physician’s examining table for diagnosis and procedural guidance.

The large size, weight and complexity of traditional cart-based ultrasound systems typically require a physician or highly trained clinician to perform the examination in a centralized imaging department, such as a hospital’s radiology department. Our strategic intent is to enable clinicians to use ultrasound in a variety of clinical settings by developing each potential market based on three fundamental tenets: (i) the design of high performance system hardware, software and transducers with application-specific settings and capabilities; (ii) the provision of educational training that ensures appropriate use of the equipment in the clinical setting; and (iii) the support of professional institutions and ultrasound thought leaders in the completion of use protocols and clinical research that accelerates the adoption of HCU to improve patient outcomes. By providing ultrasound at the primary point-of-care, our systems can eliminate delays associated with the outpatient referral process or moving heavy, cart-based systems across hospital departments to scan patients. This increased accessibility is changing clinical practice, improving patient care and safety and has the potential to reduce healthcare costs through earlier and more rapid diagnosis of diseases and conditions.

We design our products for applications where ultrasound has not typically been used such as emergency medicine, surgery, critical care, internal medicine and vascular access procedures as well as for imaging in traditional applications, such as radiology, cardiology, vascular medicine and obstetrics and gynecology, or OB/Gyn. In addition, the U.S. military has successfully deployed our systems in traditional hospital settings, field hospitals and forward surgical teams in war zones and areas of conflict. We began shipping our first products in September 1999 and today have an installed base of thousands of systems worldwide.

We introduced our newest product, the MicroMaxx® system, in April 2005. This system is our third-generation product and is based on our proprietary Application Specific Integrated Circuit technology for high-resolution ultrasound imaging. The MicroMaxx system offers image resolution comparable to costly, conventional cart-based ultrasound systems weighing over 200 pounds. Our first shipments of the MicroMaxx system began in June 2005 and it accounted for the majority of our revenue in 2006. The system addresses both traditional and emerging ultrasound markets and includes a standard five-year warranty on the system and most of the transducers, a first in the ultrasound industry.

Our first generation of products includes the 180™ and iLook® series. The SonoSite 180PLUS™ system was designed for general ultrasound imaging and the SonoHeart® ELITE is specifically configured for cardiovascular applications. The iLook 25 imaging tool is designed to provide visual guidance for physicians and nurses while performing vascular access procedures and the iLook 15 imaging tool is designed to provide imaging of the chest and abdomen. Our second generation product, the TITAN® system, began shipping in June 2003. This high performance system addresses both traditional and emerging ultrasound markets.

We currently face competition from companies that manufacture cart-based and portable ultrasound systems. Many of our competitors are larger and have greater resources than we do and offer a range of products broader than our products. The dominant competitors in this industry are GE Healthcare, a unit of General Electric Company, Siemens Medical Solutions, or Siemens, and Philips Medical Systems, a division of Koninklijke Philips Electronics, N.V., or Philips. In addition, as the market for high-performance, HCU systems develops, we expect competition to increase as potential and existing competitors enter the portable market or modify their existing products to more closely approximate the combined portability, quality, performance and cost of our products. Our current competitors in the portable market include GE Healthcare. Siemens, Philips, Biosound Esaote, Inc., Medison America Inc., a subsidiary of Medison Company, Ltd., or Medison America, Terason, a division of TeraTech Corporation, or Terason, and Zonare Medical Systems, Inc., a privately held company, or Zonare.

We commenced operations as a division of ATL Ultrasound, Inc., or ATL. On April 6, 1998, we became an independent, publicly owned company through a distribution of one new share of our stock for every three shares of ATL stock held as of that date. ATL retained no ownership in SonoSite following the spin-off.

Recent events

On July 5, 2007, we issued a press release announcing our preliminary financial results for the second quarter ended June 30, 2007. As indicated in the press release, worldwide revenue grew approximately 20% to over $47 million compared to the second quarter of 2006. For the first half of 2007, worldwide revenue grew approximately 18% to about $90 million compared with $76.4 million for the first half of the prior year.

On July 5, 2007, we issued a press release announcing that we had filed a patent infringement lawsuit against General Electric Company and certain of its affiliates in the U.S. District Court for the Western District of Wisconsin asserting that GE and its affiliated companies have infringed two SonoSite patents. The complaint is filed as a counterclaim to the complaint GE and its affiliates filed against us on May 15, 2007 in the same court. In parallel, we are filing our answer to the complaint denying all of GE’s claims and alleging that the asserted patents are either invalid, not infringed, or both.

The offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the sections of this prospectus supplement and the accompanying prospectus entitled “Description of notes” and “Description of the Securities.”

Issuer	SonoSite, Inc.

Securities offered	$150,000,000 (or $172,500,000 if the underwriters exercise their over-allotment option in full) aggregate principal amount of % Convertible Senior Notes due July 15, 2014.

Maturity	July 15, 2014.

Interest	%. Interest on the notes will accrue from July , 2007. Interest will be payable semiannually in arrears on January 15 and July 15 of each year, beginning January 15, 2008.

Conversion rights

Prior to April 15, 2014, holders may convert their notes into cash and shares of our common stock, if any, at the applicable conversion rate, in multiples of $1,000 principal amount, at their option, under the following circumstances:

•

during any fiscal quarter beginning after September 30, 2007 (and only during such fiscal quarter), if the last reported sale price of our common stock for at least 20 trading days during the 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day of such preceding fiscal quarter;

•

during the five business day period after any ten consecutive trading day period in which the trading price per note for each day of that ten consecutive trading day period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on such day; or

•	upon the occurrence of specified corporate transactions described under “Description of notes—Conversion rights.”

On or after April 15, 2014, holders may convert their notes into cash and shares of our common stock, if any, at the applicable conversion rate, in multiples of $1,000 principal amount, at their option, at any time prior to the close of business on the third scheduled trading day immediately preceding the maturity date.

The initial conversion rate for the notes is                      shares per $1,000 principal amount of notes (equivalent to a conversion price of approximately $             per share), subject to adjustment.

Upon conversion, we will pay cash and shares of our common stock, if any, based on a daily conversion value (as described herein) calculated on a proportionate basis for each day of the 50 trading day observation period (as described herein). See “Description of notes—Conversion rights—Payment upon conversion.”

In addition, following a fundamental change, we will increase the conversion rate for holders who elect to convert their notes in connection with such fundamental change by a number of additional shares of common stock as described under “Description of notes—Conversion rights—Adjustment to shares delivered upon conversion in connection with a fundamental change.”

Holders will not receive any additional cash payment or additional shares representing accrued and unpaid interest and additional interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed paid by the cash and shares of common stock, if any, issued to holders upon conversion.

Redemption of notes at our option	We may not redeem any of the notes at our option prior to maturity.

Covenants

Neither we nor any of our subsidiaries is subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries is restricted under the indenture from paying dividends, incurring debt or issuing or repurchasing our securities.

Sinking fund	None.

Fundamental change

If we undergo a fundamental change (as defined herein), holders may require us to repurchase all or a portion of their notes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased plus any accrued and unpaid interest, including additional interest, if any, to, but excluding, the repurchase date. See “Description of notes—Fundamental change permits holders to require us to repurchase notes.”

Events of default

If there is an event of default under the notes, the principal amount of the notes, plus accrued and unpaid interest, including additional interest, if any, may be declared immediately due and payable. These amounts automatically become due and payable if an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs.

Ranking

The notes will rank equally in right of payment with all our existing and future unsecured senior debt and are senior in right of payment to all our future subordinated debt, if any. The indenture does not limit the amount of debt that we or our subsidiaries may incur. The notes will effectively be subordinated to any secured indebtedness we may incur to the extent of the value of the assets securing such indebtedness. The notes will be structurally subordinated to all liabilities of our subsidiaries.

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $         million (or $         million if the underwriters exercise their over-allotment option in full), after deducting the discount to the underwriters and estimated offering expenses.

We may enter into a convertible note hedge transaction in respect of         % of the notes with JPMorgan Chase Bank, National Association, London Branch, an affiliate of J.P. Morgan Securities Inc., which we refer to as the option counterparty. We may also enter into a warrant transaction with the option counterparty. Accordingly, we may use approximately $         million of the net proceeds from this offering to pay the cost of the convertible note hedge transaction after partial offset by the proceeds from the warrant transaction. We intend to use the net proceeds from this offering remaining after the net cost of the convertible note hedge and warrant transactions, if any, to fund acquisitions from time to time of one or more complementary businesses or product lines. To the extent the net proceeds are not used for acquisitions, they will be used for general corporate purposes, which may include repayment of debt, capital expenditures, investments in our subsidiaries or as additions to working capital. See “Use of proceeds.”

No prior market

The notes will be new securities for which there is no market. Although the underwriters have informed us that they currently intend to make a market in the notes, they are not obligated to do so and may discontinue marketmaking at any time without notice. Accordingly, we cannot assure you that a liquid market will develop or be maintained.

Nasdaq Global Market symbol for our common stock	Our common stock is listed on The Nasdaq Global Market under the symbol “SONO.”

Risk factors

Investment in the notes involves risk. You should carefully consider the information under “Risk factors” and all other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference before investing in the notes.

Convertible note hedge and warrant transactions

In connection with the pricing of the notes, we may enter into a convertible note hedge transaction with the option counterparty. We may also enter into a warrant transaction with the option counterparty. The convertible note hedge transaction would cover         % of any converted notes, and would be expected to reduce potential dilution to our common stock upon any such conversion. However, the warrant transaction could separately have a dilutive effect to the extent that the market value per share of our common stock exceeds the applicable strike price of the warrants. Accordingly, we may use approximately $         million of the proceeds from this offering to pay the net cost of the convertible note hedge and warrant transactions.

In connection with establishing its initial hedge of these transactions, the option counterparty or its affiliates:

•	would enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the notes; and

•	may enter into or unwind various derivative transactions with respect to our common stock and/or purchase or sell our common stock in secondary market transactions following the pricing of the notes (and would likely do so during any observation period related to the conversion of the notes).

These activities could have the effect of increasing or preventing a decline in the price of our common stock concurrently with or shortly after the pricing of the notes.

In addition, the option counterparty or its affiliates would likely modify its hedge position following the pricing of the notes from time to time by entering into or unwinding various derivative transactions and/or by purchasing or selling our common stock in secondary market transactions (and would likely do so during any observation period related to the conversion of the notes). The effect, if any, of any of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could impact the price of our common stock and the value of the notes and, as a result, the value of the consideration and the number of shares, if any, that you would receive upon conversion of the notes and, under certain circumstances, your ability to convert the notes. For a discussion of the potential impact of any market or other activity by the option counterparty or its affiliates in connection with these convertible note hedge and warrant transactions, see “Risk factors—Risks related to the notes —The convertible note hedge and warrant transactions may affect the value of the notes and our common stock,” “Description of the convertible note hedge and warrant transactions” and “Underwriting.”

Book-entry form

The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of a nominee of DTC. Beneficial interests in the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee, and any such interest may not be exchanged for registered certificated securities, except in limited circumstances. See “Description of notes—Book-entry, settlement and clearance.”

Forward-looking statements

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein contain or may contain “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on our current expectations about future events. Further, statements that include words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative of these words or other words or expressions of similar meaning, may identify forward-looking statements.

These forward-looking statements include:

•	statements about the likelihood of identifying suitable acquisition candidates or the likelihood of successfully completing any acquisition;

•	statements about the outcomes of pending legal proceedings and claims, including those about our litigation with GE Healthcare;

•	statements about the costs associated with, difficulties related to the integration of or anticipated benefits from any such completed acquisitions;

•	information concerning possible or assumed future results of operations, trends in financial results and business plans, including those relating to earnings growth and revenue growth;

•	statements about the level of our costs and operating expenses relative to our revenues, and about the expected composition of our revenues;

•	statements about our future capital requirements, our fundraising intentions and the sufficiency of our cash, cash equivalents, investments and available bank borrowings to meet these requirements;

•	other statements about our plans, objectives, expectations and intentions; and

•	other statements that are not historical facts.

These forward-looking statements wherever they occur in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference, are necessarily estimates reflecting the judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements.

These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this prospectus supplement and the accompanying prospectus, and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Forward-looking statements speak only as of the date on which they are made. We expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Risk factors

You should carefully consider the risks described below, as well as the risks described in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, before making a decision to invest in the notes and the common stock into which the notes, in certain circumstances, are convertible. These risks are not the only ones we face. The trading price of the notes and the common stock into which the notes, under certain circumstances, are convertible could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and in the documents incorporated herein by reference.

Risks related to our business

If we are unable to effectively develop new and innovative products and product features that achieve market acceptance, our products will become technologically obsolete in the ultrasound market and our business will fail.

Because substantially all of our revenue comes from the sales of our existing HCU systems and related products, in order to remain competitive, our future financial success will depend in large part upon our ability to successfully invent, deliver and market new and innovative products and product features. The development of new, technologically advanced products and product features is a complex and uncertain process requiring great innovation and the ability to anticipate technological and market trends and needs. We may be unable to achieve or maintain market acceptance of any new products we develop, and we may be required to expend more costs than anticipated to successfully introduce these products. Without successful product innovation and market introduction of new offerings and improvements, our products will become technologically obsolete and we will be unable to compete effectively in the ultrasound market. Even with successful innovation and development, we cannot assure you that revenues from the sales of our HCU systems will continue to remain at or above current levels or that we will continue to be financially profitable.

Because technology innovation is complex, it can require long development and testing periods. If the launch of new products or product improvements are delayed for any reason, our business may be adversely affected. Factors which could cause delays in our product development or release schedules or cancellation of our product development projects include:

•	research and development challenges;

•	defects or errors in newly developed products or software for those products;

•	third-party intellectual property rights that preclude us from pursuing a new product design; and

•	the availability, cost and performance of supplies and components needed for new products.

We may experience delays in our innovation cycle, and in the scheduled introduction of future new products. Any such delays could adversely affect our ability to compete effectively in the ultrasound market and could adversely affect our operating results.

We may be unable to expand the market for our products to new applications and new users, which will limit our ability to grow our business.

We seek to sell our products to current users of ultrasound, as well as to physicians and other healthcare providers who do not currently use ultrasound. Our market focus, and we believe our greatest growth opportunities, will come from new point-of-care clinical applications and new users of ultrasound. Any new users of ultrasound will not only require training and education to properly administer ultrasound examinations but also must develop an appreciation of the treatment value of our products so that our products will become successfully integrated into their day-to-day practices. Although we have spent, and will continue to spend, considerable marketing resources educating potential customers about the value of HCU products in new applications, our efforts may be unsuccessful. If these potential customers are unable or unwilling to be trained due to cost, time constraints, unavailability of courses or other reasons, or if they consider our products nonessential to their medical practices, our ability to expand the market for our products and to increase our revenues could be limited.

Our efforts to integrate the business and technology of any future acquisition may result in significant costs or create significant disruptions that outweigh the benefits of any such acquisition.

We intend to explore the possible acquisition of one or more medical device companies or medical device products in an effort to expand our product portfolio, expand our sales channels, create international operating leverage, improve marketing and other efficiencies and leverage manufacturing and supply chain economics. In furtherance of this strategy, we intend to raise additional funds after the conclusion of this offering to position ourselves to pursue any desirable acquisition candidates that we may identify. If we are unable to identify suitable acquisition candidates or to successfully consummate acquisitions and integrate, into our business, the operations, technology, products, customers, suppliers and personnel of any such acquired business or technology, our ability to grow our business may be limited.

Any acquisition we do complete may be costly and difficult and we may experience:

•	difficulty in integrating operations, including combining teams and processes in various functional areas;

•	delays in realizing the benefits of the acquired company or technology;

•	limited market acceptance of acquired products or technology;

•	diversion of our management’s time and attention from other business concerns;

•	lack of or limited direct experience in new markets we may enter;

•	difficulties in obtaining regulatory approvals or reimbursement codes for acquired technologies;

•	increased risk of product liability actions from acquired products or technologies;

•	additional costs, including fees and expenses of professionals involved in completing the integration process; and

•	unexpected costs associated with existing liabilities of any acquired business.

In addition, an acquisition could materially impair our operating results by causing us to incur debt or requiring us to incur one-time charges or amortize acquisition expenses and related assets. If we fail in our attempts to integrate any acquired business or technology, or if the costs and burdens of such acquisition or integration outweigh the benefits of such acquisition, our financial resources or financial results could be impaired.

If we are unable to compete effectively, we will fail to generate sufficient revenue to maintain our business.

Competition in the cart-based and portable ultrasound systems market is very significant. Our main competitors in this industry are GE Healthcare, Siemens, and Philips. We face increased competition from GE in particular as it introduced a new line of portable ultrasound products in 2006. These companies are very large global organizations that have the following competitive advantages over us:

•	significantly greater financial and infrastructure resources;

•	larger research and development staffs;

•	greater experience in product manufacturing, marketing and distribution;

•	greater brand name recognition; and

•	long-standing relationships with many of our existing and potential customers.

These manufacturers of cart-based and portable ultrasound systems could use their greater resources to further increase the level of competition in the market through various means, including:

•	price and payment terms that we are unable to match;

•	marketing strategies that bundle the sale of portable systems with other medical products that we do not sell;

•	technological innovation;

•	market penetration and hospital systems integration that we cannot match;

•	employee compensation that we cannot match; and

•	complimentary services such as warranty protection, maintenance and product training that is outside of the scope of our product offerings.

Existing product supply relationships between these competitors and our potential customers could adversely impact the level or rate of adoption of our products due to brand loyalty or preferred customer discounts. Competing portable or traditional cart-based ultrasound devices may be more accepted or cost-effective than our products. Competition from these companies for employees with experience in the primary point-of-care market could result in higher turnover of our employees. If we are unable to respond to competitive pressures within the cart-based and HCU markets, we could experience delayed or reduced market acceptance of our products, higher expenses and lower revenue.

We expect the market for high-performance HCU products, and the competition in the HCU market, to continue to increase as new and existing competitors enter the portable ultrasound market or modify their existing products to more closely approximate the combined portability, quality, performance and cost of our products. If we are unable to compete effectively with current or new entrants to the high-performance HCU market, we will be unable to generate sufficient revenue to maintain our business.

If our relationships with our distributors and channel partners are unsuccessful, our ability to sell our products will be limited.

We currently depend on distributors to help promote market acceptance and demand for our products in countries in which we do not have a direct sales force. We also depend on a channel partner to provide expanded sales capacity in the United States for the physician office market. Distributors and channel partners that are in the business of selling other medical products may not devote a sufficient level of resources and support required to generate awareness of our products and grow or maintain product sales. In addition, because our relationship with our U.S. channel partner is relatively new, we cannot predict the degree to which this partner will succeed in expanding our penetration into the physician office market. If our distributors and channel partners are unwilling or unable to market and sell our products, or if they do not perform to our expectations, we could experience delayed or reduced market acceptance and sales of our products.

In addition, disagreements with our distributors and channel partner or non-performance by these third parties could lead to costly and time-consuming litigation or arbitration and disrupt distribution channels for a period of time and require us to re-establish a distribution channel. For example, in May 2005, we arbitrated a dispute with our former distributor in the veterinary market; although the arbitration panel ultimately unanimously found in our favor, we expended significant time and funds in the arbitration of this dispute.

If we are unsuccessful in defending patent litigation instituted by GE Corporation against us, our business and financial results will be substantially harmed.

On May 15, 2007, GE Healthcare, a substantial competitor of ours, filed a lawsuit against us in the federal district court in the Western District of Wisconsin. The lawsuit alleges that our MicroMaxx and/or Titan products wilfully infringe GE’s U.S. patents Nos. 4,932,415, 5,584,294, 6,120,447, 6,210,327 and 6,418,225 relating to ultrasound technology. GE is seeking unspecified monetary damages and an injunction. On July 5, 2007, we filed a counterclaim against GE and certain of its affiliates. In parallel, we filed our answer to the complaint denying all of GE’s claims and alleging that the asserted patents are either invalid, not infringed, or both. In our counterclaim complaint, we assert that GE and its affiliated companies have infringed our U.S. patent Nos. 6,569,101, “Medical Diagnostic Instrument with ECG Module, Authorization Mechanism and Methods of Use,” and 5,817,024, “Handheld Ultrasonic Diagnostic Instrument with Digital Beamformer,” through their sales of ultrasound products, including GE’s compact ultrasound systems. Our complaint also seeks unspecified monetary damages and a court injunction against future infringement by GE and its affiliates.

If we fail to successfully defend GE’s claim, we may be required to pay monetary damages (including treble damages) and, unless we are able to redesign our products to avoid infringing GE’s patents or to license proprietary rights from GE, may be prevented from continuing to market and sell our MicroMaxx and/or Titan products, sales of which represent a substantial portion of our total revenues. If this outcome were to occur, we may be unable to redesign our products in a timely and cost effective manner, and licensing proprietary rights from GE may not be possible on commercially reasonable terms, if at all. Even if we are successful in defending this action and in proving infringement by GE, we are likely to incur substantial costs that could adversely affect our financial condition and the action will be distracting to management.

Existing or potential intellectual property claims and litigation either initiated by or against us may divert our resources and subject us to significant liability for damages, substantial litigation expense and the loss of our proprietary rights.

In order to protect or enforce our patent rights, we may initiate patent litigation. For example, in addition to our litigation with GE described above, on February 21, 2007, we filed a patent infringement suit against Zonare Medical Systems, Inc. alleging that Zonare infringed one of our key patents through sales of its z.one ultrasound system. On March 14, 2007, Zonare filed an answer to our claim which included a counterclaim against us alleging that our products infringe its patent related to its portable docking station.

Others may initiate patent litigation against us. We may become subject to interference proceedings conducted in patent and trademark offices to determine the priority of inventions. There are numerous issued and pending patents in the ultrasound field. The validity and breadth of medical technology patents may involve complex legal and factual questions for which important legal principles may remain unresolved.

We may be liable for infringing the intellectual property of others as there could be existing patents of which we are unaware, or pending applications of which we are unaware which may later result in issued patents, that one or more of our products may infringe. Litigation may be necessary to:

•	assert or defend against claims of infringement;

•	enforce our issued and licensed patents;

•	protect our trade secrets or know-how; or

•	determine the enforceability, scope and validity of the proprietary rights of others.

We may also become involved in the defense and prosecution, if necessary, of intellectual property suits, patent interferences, opposition proceedings and other administrative proceedings. For example, we successfully defended a patent infringement suit, Neutrino Development Corporation vs. SonoSite, in the U.S. District Court for the Southern District of Texas for more than five years, from 2001 through the end of 2006. Although we were successful, this litigation forced us to incur substantial costs and, at certain points in the litigation, distracted our management personnel from the pursuit of our business strategy.

Involvement in intellectual property claims and litigation, including those described above, could have significant adverse consequences, including:

•	diversion of management, scientific and financial resources;

•	exposure to significant adverse judgments and financial liabilities;

•	forcing us to incur substantial litigation costs;

•	causing product shipment delays and lost sales;

•	requiring us to enter into royalty or licensing agreements with third parties on terms that may not be acceptable to us; or

•	forcing us to modify or discontinue selling our products, or to develop new products.

If we are unable to protect our patents and proprietary rights, we may be unable to compete effectively and we may lose sources of revenue.

Much of our value arises out of our proprietary technology and intellectual property for the design, manufacture and use of point-of-care ultrasound imaging systems. We rely on patent, copyright, trade secret and trademark laws to protect our proprietary technology and limit the ability of others to compete with us using the same or similar technology. Third parties may infringe or misappropriate our intellectual property, which could harm our business.

We currently hold 44 U.S and foreign patents relating to our technology. A number of other patents are pending in the United States and in foreign jurisdictions. Although we enter into confidentiality agreements with our employees, consultants and strategic partners, and generally control access to and distribution of our proprietary information, the steps we have taken to protect our intellectual property may not prevent misappropriation. In addition, we do not know whether we will be able to defend our proprietary rights since the validity, enforceability and scope of protection of proprietary rights is still evolving.

Our efforts may not adequately protect our rights to the extent necessary to sustain any competitive advantage we may have. Despite our efforts to protect our intellectual property, we may experience:

•	unauthorized use of our technology by competitors;

•	independent development of the same or similar technology by a competitor, coupled with a lack of enforceable patents on our part;

•	failure of our pending patent applications to result in issued patents;

•	successful interference actions to our patents, successful patent infringement lawsuits or successful oppositions to our patents and patent applications;

•	unauthorized disclosure or use of our proprietary information by former employees or affiliates; and

•	failure by our commercial partners to comply with their obligations to share technology or use our technology in a limited manner.

Policing unauthorized use of our intellectual property is difficult, costly and time-intensive. We may fail to prevent misappropriation of our technology, particularly in countries where the laws may not protect our proprietary rights to the same extent as do the laws of the United States. If we cannot prevent other companies from using our proprietary technology or if our patents are found invalid or otherwise unenforceable, we may be unable to compete effectively against other manufacturers of ultrasound systems, which could decrease our market share.

Changes in the healthcare industry could result in a reduction in the size of the market for our products or may require us to decrease the selling price for our products, either of which could have a negative impact on our financial performance.

Trends toward managed care, healthcare cost containment, and other changes in government and private sector initiatives in the United States and other countries in which we do business are placing increased emphasis on lowering the cost of medical therapies, which could adversely affect the sale or the prices of our products. For example:

•	major third-party payers of hospital and pre-hospital services, including Medicare, Medicaid and private healthcare insurers, have substantially revised their payment methodologies during the last few years which has resulted in stricter standards for reimbursement of hospital and pre-hospital charges for certain medical procedures;

•	numerous legislative proposals have been considered that would result in major reforms in the U.S. and foreign healthcare systems that could harm our business;

•

there has been a consolidation among healthcare facilities and purchasers of medical devices in the United States and foreign countries who prefer to limit the number of suppliers from whom they purchase medical products, and these entities may decide to stop purchasing our products or demand discounts on our prices;

•	there is economic pressure to contain healthcare costs in worldwide markets; and

•	there are proposed and existing laws and regulations in domestic and international markets regulating pricing and profitability of companies in the healthcare industry.

These trends could lead to pressure to reduce prices for our products and could cause a decrease in the size of the market or a potential increase in competition that could adversely affect our revenue and profitability, which could harm our business.

If healthcare reimbursement policies place limits on which providers may receive payment for imaging services or substantially reduce reimbursement amounts or coverage for specific procedures, market acceptance of our products may be reduced.

Continued demand for our products depends in part on the extent to which our customers receive reimbursement for the use of our products from third-party payers such as Medicare, Medicaid and private health insurers (and equivalent third-party payers in foreign countries). Presently, reimbursement policies for physician-performed diagnostic imaging services are fairly unrestricted in the United States. The continuing efforts of governmental authorities, private health insurers and other third-party payers to contain or reduce the costs of healthcare through various means could, however, result in more restricted payment policies for diagnostic imaging. As an example, a Medicare payment policy arising from the Deficit Reduction Act of 2005, effective January 1, 2007, caps payments to physician offices and freestanding imaging centers for the technical component of most imaging services. Although reimbursement amounts for most ultrasound procedures were not lowered by this payment policy, vascular ultrasound examinations and ultrasound guidance of needle procedures, such as biopsies, aspirations and injections are now being paid at a lower rate than they were previously. In markets in which the use of ultrasound continues to be an emerging standard of care, the enactment of this provision may dampen market demand for ultrasound equipment.

Some private insurers have implemented imaging privileging programs as a means of controlling utilization of imaging services. For example, Highmark Blue Cross Blue Shield, a private insurer operating in Pennsylvania, requires that providers meet specific criteria in order to receive payment for imaging services provided to its subscribers. These criteria, in some instances, exclude some providers by virtue of their clinical specialty. Other criteria require providers to obtain specific credentials from third-party accreditation organizations. In addition, future congressional legislation related to the medicare program may include the requirement that non-physician stenographers obtain accreditation from third-party accreditation organizations in order to provide ultrasound service under the program. These privileging programs could restrict the potential new users for our products, which could limit our ability to grow our business.

Finally, both governmental and private third-party payers are calling for increasing levels of evidence of beneficial clinical outcomes and cost effectiveness in addition to proof of clinical efficacy as a prerequisite to granting coverage for new technologies and devices and new applications of existing technologies. Thus, to the extent that services performed with current or future products that we may bring to market are not described by existing Current Procedural Terminology, or CPT, codes or are not covered under existing coverage policies, there is a risk that reimbursement for these applications may not be attained at all or within a reasonable timeframe. For example, carotid intima media thickness measurement, which is an application of ultrasound performed by our SonoCalc IMT software, is not currently reimbursed by Medicare and is not a part of third-party payers’ standard benefits packages.

We may be unable to predict our sales and plan manufacturing requirements with accuracy, which may adversely affect our operating results.

Our customers typically order products on a purchase order basis. In some circumstances, customer orders may be cancelled, changed or delayed on short notice. Lack of significant order backlog makes it difficult for us to forecast future sales with certainty and could result in over or under production, which could lead to higher expense, lower than anticipated revenue, and reduced gross margin. Varying quarterly demands from our customers, particularly as we introduce new products, also make it difficult to accurately forecast component and product requirements, exposing us to the following risks:

•	If we overestimate our requirements, we may be obligated to purchase more components or third-party products than we need; and

•

If we underestimate our requirements or experience shortages of product components from time to time, we could experience an interruption in revenue, because our third-party manufacturers and suppliers may have an inadequate product or product component inventory to satisfy our requirements.

The final assembly and testing of our products is done at our Bothell, Washington factory where we integrate different components manufactured by various suppliers. If we encounter supplier, regulatory, engineering or technical difficulties in manufacturing on account of events at our factory or our suppliers’ factories, we may incur delays in delivery of these products to customers and that could adversely affect our revenues.

If our suppliers, including our single-source suppliers, fail to supply us with the components that we need to manufacture our products on a timely basis, we could experience production delays, cost increases and lost sales.

We depend on suppliers, including some single-source suppliers, to provide highly specialized parts, such as custom-designed integrated circuits, cable assemblies and transducer components. We also depend on single-source suppliers to provide other components, such as image displays, batteries, capacitors and cables. We do not maintain significant inventories of certain components, and may experience an interruption of supply if a supplier is unable or unwilling to meet our time, quantity and quality requirements. There are relatively few alternative sources of supply for some of these components. An increase in demand for some parts by other companies could also interrupt our supply of components. We have in the past experienced supply problems in timeliness and quality, but to date these problems have not resulted in lost sales or lower demand. Nevertheless, if we experience an interruption of supply or are required to switch suppliers, the manufacture and delivery of our products could be interrupted, our manufacturing costs could substantially increase and we could lose substantial amounts of product sales.

In addition, our circuit boards are produced in Thailand by one of the world’s largest electronic manufacturing services suppliers. These circuit boards are highly customized and securing a different source of supply for this critical component of our product would be particularly difficult. If we experience delays in the receipt or deterioration in product yields of these critical components, we may experience delays in manufacturing or an increase in costs resulting in lost sales or a deterioration in gross margin.

If we are unable to overcome the risks inherent in international business activities, the growth of our business will be limited and our profitability will decline.

We have ten wholly owned subsidiaries located in the United Kingdom, France, Germany, Italy, India, Spain, Japan, Canada, Australia and China. The percentage of our total revenue originating outside the United States equalled 48%, 46% and 47% for the years ended December 31, 2006, 2005 and 2004, respectively, and 54% for the first quarter of 2007 ended March 31, 2007. Successful maintenance of these international operations requires us to:

•	maintain an efficient and self-reliant local infrastructure;

•	continue to attract, hire, train, manage and retain qualified local sales and administrative personnel;

•	comply with diverse and potentially burdensome local regulatory requirements and export laws, including license requirements, trade restrictions and tariff increases; and

•	maintain complex information, financial, distribution and control systems.

Our presence in international markets has required, and will continue to require, substantial financial and managerial resources. The costs of maintaining our presence in international markets are unpredictable, difficult to control and may exceed budgeted amounts. In addition, we may be subject to the following conditions in countries where we conduct our operations:

•	adverse regional political or economic conditions;

•	currency exchange rate fluctuations;

•	difficulty in enforcing any judgment against non-U.S. distributors or other third parties upon which our business is heavily dependent; and

•	reduced protection for our intellectual property rights.

Despite our expenditures and efforts internationally to mitigate the challenges above, we may not continue to generate a proportional substantial increase in international revenue, and such a deficiency would impair our operating results.

Currency exchange rate fluctuations in various currencies in which we do business and longer receivables collection periods outside of the United States could adversely affect our business.

Total sales denominated in a currency other than U.S. dollars were $49.0 million, or 29% of our total consolidated revenues for the year ended December 31, 2006 and $14.5 million, or 34% of our total consolidated revenues for the first quarter of 2007 ended March 31, 2007. As a result, our results of operations could be adversely affected by certain movements in exchange rates. Although we take steps to hedge a substantial portion of our foreign currency exposures, there is no assurance that our hedging strategy will be successful or that the hedging markets will have sufficient liquidity or depth for us to implement our strategy in a cost effective manner.

Additionally, as of March 31, 2007, 64% of our outstanding accounts receivable balance was from international customers, of which 54%, or $14.9 million, was denominated in a currency other than U.S. dollars. Although we regularly review our receivable positions in foreign countries for any indication that collection may be at risk, our revenue from international sales may be adversely affected by longer receivables collection periods and greater difficulty in receivables collection.

If we, or our suppliers, fail to comply with U.S. and foreign governmental regulations applicable to our products and manufacturing practices, we could experience product introduction delays, production delays, cost increases and lost sales and our future revenues may be adversely affected.

Our products, our manufacturing and marketing activities, and the manufacturing activities of our third-party medical device manufacturers are subject to extensive regulation by a number of governmental agencies, including the Food and Drug Administration, or FDA, and comparable international agencies. Our third-party manufacturers and we are or may be required to:

•	obtain prior clearance or approval from these agencies before we can market and sell our products;

•	undergo rigorous inspections by domestic and international agencies; and

•	satisfy content requirements for all of our sales and promotional materials.

The processes for obtaining regulatory approval can be lengthy and expensive, and the results are unpredictable. If we are unable to obtain clearances or approvals needed to market existing or new products, or obtain such clearances or approvals in a timely manner, our revenues and profitability could be adversely affected. Moreover, clearances and approvals, if granted, may limit the uses for which a product may be marketed, which could reduce or eliminate the commercial benefit of manufacturing any such product.

To ensure that manufacturers adhere to good manufacturing practices, medical device manufacturers are routinely subject to periodic inspections by the FDA and may be inspected by foreign regulatory agencies from countries in which we do business. In addition, the Business Standards Institution performs periodic assessments of our manufacturing processes and quality system. Compliance with the regulations of various agencies, including the Environmental Protection Agency and the Occupational Safety and Health Administration, may require us to incur substantial costs and may delay or prevent the introduction of new or improved products. Although to date these actions by regulatory bodies have not required us to incur substantial costs or delay product shipments, we expect to experience further inspections and incur additional costs as a result of governmental regulation.

Failure to comply with applicable regulatory requirements can result in enforcement action, including product recall, the issuance of fines, injunctions, civil and criminal penalties, detaining or banning our products, and operating restrictions. Our third-party medical device manufacturers may also be subject to the same sanctions if they fail to comply with the laws and regulations and, as a result, may fail to supply us with components required to manufacture our products.

A failure to manage our growth could impair our ability to achieve our business objectives.

We have experienced rapid and substantial growth in recent years. Our revenue increased to $171.1 million in 2006 from $147.5 million in 2005 and $115.8 million in 2004. Our growth could strain our existing management, operational and financial resources and, if we are unable to manage this growth successfully, our business and financial performance will be adversely affected. In order to manage our growth effectively, we will need to expand our manufacturing and quality assurance staff, our sales staff and our international support staff and improve the productivity and efficiency of our existing operational, financial and management resources and information systems. We may be unable to hire and retain the personnel necessary to operate and expand our business. We also may be unable to increase the productivity and efficiency of our existing resources.

Product liability and other claims and product field actions initiated against us could increase our costs, delay or reduce our sales and damage our reputation, adversely affecting our financial condition.

Our business exposes us to the risk of product liability, malpractice or warranty claims inherent in the sale and support of medical device products, including those based on claims that the use or failure of one of our products resulted in a misdiagnosis or harm to a patient. Such claims may cause financial loss, damage our reputation by raising questions about our products’ safety and efficacy, and could interfere with our efforts to market our products. Although to date we have not been involved in any medical malpractice or product liability litigation, we may incur significant liability if such litigation were to occur. We may also face adverse publicity resulting from product field actions or regulatory proceedings brought against us. Although we currently maintain liability insurance in amounts we believe are commercially reasonable, any product liability we incur may exceed our insurance coverage. Liability insurance is expensive and may cease to be available on acceptable terms, if at all. A product liability or other claim or product field action not covered by our insurance or exceeding our coverage could significantly impair our financial condition. In addition, a product field action or a liability claim against us could significantly harm our reputation and make it more difficult to obtain the funding and commercial relationships necessary to maintain our business.

Our reliance on a single manufacturing facility may expose us to enhanced risk from natural disasters or other unforeseen catastrophic events.

Our manufacturing facilities are located in two buildings in Bothell, Washington, in close proximity to each other. Despite precautions taken by us, a natural disaster such as an earthquake or other unanticipated catastrophic events at this location could significantly impair our ability to manufacture our products and operate our business. Our facilities and certain manufacturing equipment would be difficult to replace and could require substantial replacement lead-time. Such catastrophic events may also destroy any inventory of product or components. While we carry insurance for natural disasters and business interruption for our Bothell facilities, the occurrence of such an event could result in losses that exceed the amount of our insurance coverage, which would impair our financial results.

We may incur greater than expected warranty expense.

We expect our warranty liability and expense to continue to increase significantly due to the five-year warranty offered with the MicroMaxx system. Should actual failure rates and repair or replacement costs differ from our estimates, additional warranty expense may be incurred and our results may be materially affected.

The loss of key employees or management personnel could impair our ability to achieve our business objectives and negatively affect our financial results.

Our success depends heavily on our ability to retain the services of certain key employees or certain technical expertise. Competition among medical device companies for qualified employees is intense. We may fail to retain these key employees, and we may fail to attract qualified replacements if they do leave. We do not maintain key-person insurance on any of our employees. We do not have employment agreements with any of our employees except for employees in certain countries outside the United States and change in control agreements with certain members of senior management. The loss of any of our key employees could significantly delay or prevent the achievement of our product development or business objectives.

In addition, our future success will depend, to a significant extent, on the ability of our management to operate effectively, both individually and as a group. We must successfully manage transition and replacement issues that may result from the departure or retirement of members of our senior management. Transitions of management personnel may cause disruption to our operations or customer relationships, or a decline in our financial results.

Our results of operations are subject to significant quarterly variation.

Our quarterly operating results may vary significantly due to a combination of factors, many of which are beyond our control. These factors include:

•	the timing of new product introductions by us or our competitors;

•	the timing of regulatory approvals;

•	the timing of orders from major customers and distributors, including bulk orders from governmental entities and demo orders from new distributors;

•	seasonal buying patterns of our customers;

•	development and promotional expenses relating to new product introductions;

•	the revenue mix by product and geography;

•	changes in pricing policies by us or our competitors;

•	foreign exchange rates;

•	writeoffs resulting from obsolete inventory;

•	fluctuations in our consolidated tax rates;

•	our ability to meet demand for our products;

•	the market acceptance of our products;

•	legal costs and the results of litigation;

•	changes in distribution channels; and

•	the ability of our sales force to effectively market and sell our products.

Accordingly, our quarterly sales and operating results may vary significantly in the future, and period-to-period comparisons of our results of operations may not be meaningful and should not be relied upon as indicators of future performance.

Seasonality and concentration of revenues at the end of the quarter could cause our revenues to fall below the expectations of securities analysts and investors, resulting in a decrease in our stock price.

As a result of customer buying patterns and the efforts of our sales force to meet or exceed quarterly and year-end quotas, historically we have earned a substantial portion of each year’s revenues during the last quarter and a substantial portion of each quarter’s revenues during its last month. If expected revenues at the end of any quarter are delayed, our revenues for that quarter could fall below the expectations of securities analysts and investors, resulting in a decrease in our stock price.

We may be unable to sustain or increase our profitability.

Prior to 2004, we had incurred losses in each year since our inception in 1999. As of December 31, 2006, we had an accumulated deficit of $51.8 million. We achieved profitability in 2004 and were profitable for each of 2005 and 2006, but we may be unable to sustain or increase future profitability on a quarterly or annual basis. We may incur losses if we cannot increase or sustain our revenue. We expect that our operating expenses will increase in the foreseeable future as we expand our product development activities, our sales and marketing infrastructure and our administrative support and our product offerings and as we pursue the acquisition of additional companies or technologies to further our growth. Our expansion and acquisition efforts, to be successful, may require more funding than we currently anticipate.

Accordingly, we will need to generate significant additional revenue in the future in order to be able to sustain or increase profitability. If we cannot generate sufficient revenue to sustain or increase our profitability, then our business will be adversely affected.

If we, or our independent registered public accounting firm, determine that we have additional material weaknesses in our internal control over financial reporting, current and potential shareholders could lose confidence in our financial reporting, which could harm our business and the trading price of our stock.

Under Section 404 of the Sarbanes-Oxley Act of 2002, we are required to evaluate and determine the effectiveness of our internal control over financial reporting. As a part of the annual audit of our internal control over financial reporting and our consolidated financial statements for the year ended December 31, 2006, we determined that we did not have the appropriate level of expertise to properly prepare and review our accounting for income taxes and we identified a material weakness regarding the level of resources and expertise for preparation and review of our tax provision. Because of this material weakness, our management concluded that, as of December 31, 2006, we did not maintain effective internal control over financial reporting based on those criteria. As a result, KPMG LLP issued an adverse opinion with respect to our internal control over financial reporting for the year ended December 31, 2006. We have taken steps to remediate this material weakness, but we will be unable to reach final conclusions regarding the success of our remediation efforts until after our fiscal year end.

We have dedicated a significant amount of time and resources in an effort to ensure future compliance with this legislation since our Annual Report on Form 10-K for the year ended December 31, 2006 and will continue to do so for future fiscal periods. We may encounter problems or delays in completing the review and evaluation, the implementation of improvements and the receipt of a positive attestation, or any attestation at all, by our independent auditors. Additionally, management’s assessment of our internal control over financial reporting may identify additional deficiencies that need to be addressed in our internal control over financial reporting or other matters that may raise concerns for investors.

We may be unable to utilize our deferred tax assets, which could adversely affect our future operating results.

We may be subject to higher tax in future periods. In the fourth quarter of 2004 and based on SFAS No. 109, we began to recognize deferred tax assets relating to our U.S. operations on our balance sheet as a non-recurring income tax benefit. In addition, in the fourth quarter of 2006, we began to recognize deferred tax assets relating to our international operations on our balance sheet as a non-recurring income tax benefit. The deferred tax assets primarily represent the income tax benefit of the net operating loss we have incurred from our operations since inception.

Our consolidated income tax rate may fluctuate as U.S. and international operations become more or less profitable. We will continue to evaluate our ability to utilize our tax credit carry-forwards in future periods and, in compliance with SFAS 109, record any resulting adjustments that may be required to deferred income tax expense.

If we fail to comply with our obligations in our license with ATL, we could lose license rights that are important to our business.

We license certain technology from ATL that is incorporated into our single technology platform, and we use this ATL technology in all of our HCU systems. A substantial majority of our revenue is attributable to products incorporating this ATL technology.

ATL may terminate our license in the event of an uncured material default by us in our obligations under the license agreement. The termination or other loss of our license to use ATL technology would significantly impair our ability to manufacture, market and sell our products. If this license is terminated, we may be unable to generate sufficient revenue to maintain our business.

If we incur a tax liability in connection with our spin-off from ATL, we would be required to pay a potentially significant expense, which would diminish our financial resources.

Our spin-off was treated by ATL as a tax-free spin-off under Section 355 of the Internal Revenue Code of 1986, or the Code. If ATL were to recognize taxable gain from the spin-off, the Internal Revenue Service, or IRS, could impose that liability on any member of the ATL consolidated group as constituted prior to the spin-off, including us. Generally, the IRS may assert that our spin-off from ATL is a taxable transaction until the expiration of the statute of limitations applicable to ATL with respect to the spin-off transaction. The expiration of the statute of limitations with respect to the spin-off transaction depends upon the actions and tax filings of ATL and the special rules applicable to spin-offs in general, which special rules could result in the extension of the general statute of limitations for an indefinite period of time. In the event of a tax liability, ATL has agreed to cover 85% of any such liability, unless the tax is imposed due to our actions solely or by ATL solely, in which case, we have agreed with ATL that the party who is solely at fault shall bear all of the tax liability. We are unaware of any actions that would result in a tax liability to us under the indemnity agreement regarding the spin-off transaction. We are aware that ATL was acquired in a transaction subsequent to the spin-off transaction, which could potentially result in the spin-off being treated as a taxable transaction, but which resulting tax liability in our view would be the sole responsibility of ATL pursuant to our agreement with ATL. ATL may refuse, however, to indemnify us for a tax liability arising out of the spin-off transaction or may argue that it did not cause the tax liability to be imposed. In such event, we may incur a significant expense for all or a portion of the taxes related to the spin-off.

Our articles of incorporation, bylaws, rights plan and Washington law contain provisions that could discourage a change in control.

Certain provisions of our restated articles of incorporation and bylaws, our shareholder rights plan and Washington law would make it more difficult for a third party to acquire us, even if doing so would be beneficial for our shareholders. This could limit the price that certain investors might be willing to pay in the future for shares of our common stock. For example, certain provisions of our articles of incorporation or bylaws:

•	allow our board to issue preferred stock without any vote or further action by the shareholders;

•	limit the right of shareholders to act by written consent without a meeting;

•	eliminate cumulative voting in the election of directors by holders of our common stock; and

•	specify a minimum threshold for shareholders to call a special meeting.

We have adopted a shareholder rights plan, which is triggered upon commencement or announcement of a hostile tender offer or when any one person or group acquires 20% or more of our common stock. Once triggered, the rights plan would result in the issuance of preferred stock to the holders of our common stock other than the acquirer.

We are also subject to certain provisions of Washington law that could delay or make more difficult a merger, tender offer or proxy contest involving us. In particular, Chapter 23B.19 of the Washington Business Corporation Act prohibits corporations incorporated in Washington from engaging in certain business combinations with any interested shareholder for a period of five years unless specific conditions are met.

These provisions of our restated articles of incorporation, bylaws and rights plan and Washington law could have the effect of delaying, deferring or preventing a change in control of us, including, without limitation, discouraging a proxy contest or making more difficult the acquisition of a substantial block of our common stock. The provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock.

Risks related to the notes

We may incur substantially more debt or take other actions which may affect our ability to satisfy our obligations under the notes.

We will not be restricted under the terms of the notes or the indenture from incurring additional indebtedness, including secured debt. In addition, the limited covenants applicable to the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due, and require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which would reduce the availability of cash flow to fund our operations, working capital and capital expenditures. In addition, we are not restricted from repurchasing common stock by the terms of the notes.

As of March 31, 2007, our total consolidated indebtedness was $0.3 million. From time to time we and our subsidiaries may incur additional indebtedness, including secured indebtedness, which could adversely affect our ability to pay our obligations under the notes.

Your right to receive payments on the notes is effectively subordinated to all existing and future liabilities of our subsidiaries and to all of our existing and future secured debt.

None of our subsidiaries will guarantee our obligations under, or have any obligation to pay any amounts due on, the notes. As a result, the notes will be effectively subordinated to all liabilities of our subsidiaries. Our rights and the rights of our creditors, including holders of the notes, to participate in the assets of any of our subsidiaries upon their liquidation or recapitalization will generally be subject to the prior claims of those subsidiaries’ creditors. As of March 31, 2007, our subsidiaries had approximately $4.9 million of liabilities outstanding, excluding intercompany liabilities.

In addition, the notes will not be secured by any of our assets or those of our subsidiaries. As a result, the notes will be effectively subordinated to any secured debt we may incur. In any liquidation, dissolution, bankruptcy or other similar proceeding, holders of our secured debt may assert rights against any assets securing such debt in order to receive full payment of their debt before those assets may be used to pay the holders of the notes. In such an event, we may not have sufficient assets remaining to pay amounts due on any or all of the notes.

We may not have the ability to repurchase the notes in cash upon the occurrence of a fundamental change, or to pay cash upon the conversion of notes, as required by the indenture governing the notes.

Holders of the notes will have the right to require us to repurchase the notes upon the occurrence of a fundamental change as described under “Description of notes.” We may not have sufficient funds to repurchase the notes in cash or to make the required repayment at such time or have the ability to arrange necessary financing on acceptable terms. In addition, upon conversion of the notes, we will be required to make cash payments to the holders of the notes equal to the lesser of the principal amount of the notes being converted and the conversion value of those notes as described under “Description of notes—Conversion rights.” Such payments could be significant, and we may not have sufficient funds to make them at such time.

A fundamental change may also constitute an event of default or prepayment under, or result in the acceleration of the maturity of, our then-existing indebtedness. Our ability to repurchase the notes in cash or make any other required payments may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. Our failure to repurchase the notes or pay cash in respect of conversions when required would result in an event of default with respect to the notes.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you will have the right to require us to repurchase the notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of certain transactions. For example, any leveraged recapitalization, refinancing, restructuring, or acquisition initiated by us will generally not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, holders of the notes will not have the right to require us to repurchase the notes, even though any of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

Restricted convertibility of the notes could result in your receiving less than the value of the cash and common stock, if any, into which a note would otherwise be convertible.

The notes are convertible only if specified conditions are met. If these conditions are not met, you will not be able to convert your notes, and you will not be able to receive the value of the cash and common stock, if any, into which the notes would otherwise be convertible.

Upon conversion of the notes, we will pay a settlement amount consisting of cash and shares of our common stock, if any, based upon a specified observation period, and you may receive less proceeds than expected.

We will satisfy our conversion obligation to holders by paying cash equal to the lesser of the principal amount and the conversion value of a note and by delivering shares of our common stock based on the conversion value in excess of the principal amount of such note, if any, calculated on a proportionate basis for each day of the 50 trading day observation period. Accordingly, upon conversion of a note, holders might not receive any shares of our common stock, or they might receive fewer shares of common stock relative to the conversion value of the note as of the conversion date. In addition, because of the 50 trading day observation period, settlement generally will be delayed until at least the 54th trading day following the related conversion date. See “Description of notes.” Upon conversion of the notes, you may receive less proceeds than expected because the value of our common stock may decline (or not appreciate as much as you may expect) between the conversion date and the day the settlement amount of your notes is determined.

Our failure to convert the notes into cash or a combination of cash and shares of our common stock upon exercise of a holder’s conversion right in accordance with the provisions of the indenture would constitute a default under the indenture. In addition, a default under the indenture could lead to a default under future agreements governing our indebtedness. If, due to a default, the repayment of related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness and the notes.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes will be subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of notes.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or the common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

The adjustment to the conversion rate for notes converted in connection with a fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a fundamental change occurs, under certain circumstances we will increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such fundamental change. The increase in the conversion rate will be determined based on the date on which the fundamental change becomes effective and the price paid per share of our common stock in such transaction, as described below under “Description of notes—Conversion rights—Adjustment to shares delivered upon conversion in connection with a fundamental change.” The adjustment to the conversion rate for notes converted in connection with a fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than or equal to $             per share or less than $             (in each case, subject to adjustment), no adjustment will be made to the conversion rate. In addition, in no event will the total number of shares of common stock issuable upon conversion as a result of this adjustment exceed              per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “Description of notes—Conversion rights— Conversion rate adjustments.”

Our obligation to increase the conversion rate in connection with a fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The notes may not have an active market and their price may be volatile. You may be unable to sell your notes at the price you desire or at all.

There is no existing trading market for the notes. As a result, there can be no assurance that a liquid market will develop or be maintained for the notes, that you will be able to sell any of the notes at a particular time (if at all) or that the prices you receive if or when you sell the notes will be above their initial offering price. The underwriters have advised us that they intend to make a market in the notes after this offering is completed, but they have no obligation to do so and may cease their market-making at any time without notice. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all. The liquidity of the trading market in the notes, and the market price quoted for these notes, may be adversely affected by, among other things:

•	changes in the overall market for debt securities;

•	changes in our financial performance or prospects;

•	the prospects for companies in our industry generally;

•	the number of holders of the notes;

•	the interest of securities dealers in making a market for the notes; and

•	prevailing interest rates.

The notes may not be rated or may receive a lower rating than anticipated.

We do not intend to seek a rating on the notes. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, or reduces their rating in the future, the market price of the notes and our common stock could be harmed.

Conversion of the notes will dilute the ownership interest of existing shareholders, including holders who had previously converted their notes.

The conversion of some or all of the notes will dilute the ownership interests of existing shareholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could be used to satisfy short positions, or anticipated conversion of the notes into shares of our common stock could depress the price of our common stock.

If you hold notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but if you subsequently convert your notes into common stock, you will be subject to all changes affecting the common stock. You will have rights with respect to our common stock only if and when we deliver shares of common stock to you upon conversion of your notes and, to a limited extent, under the conversion rate adjustments applicable to the notes. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to delivery of common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers or rights of our common stock that result from such amendment.

Our stock price has historically been volatile and may continue to be volatile. The price of our common stock, and therefore the price of the notes, may fluctuate significantly, which may make it difficult for holders to resell the notes or the shares of our common stock issuable upon conversion of the notes when desired or at attractive prices.

The trading price of our common stock has been and may continue to be subject to wide fluctuations. Since January 1, 2006, the closing sale price of our common stock on The Nasdaq Global Market ranged from $26.67 to $41.81 per share, and the closing sale price on July 6, 2007 was $36.13 per share. Our stock price may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, developments in litigation in which we are involved, announcements of technological innovations or new products by us or our competitors, changes in financial estimates and recommendations by securities analysts, the operating and stock price performance of other companies that investors may deem comparable to us, and new reports relating to trends in our markets or general economic conditions.

In addition, the stock market in general, and prices for companies in our industry, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance. Because the notes are convertible into shares of our common stock, volatility or depressed prices of our common stock could have a similar effect on the trading price of our notes. Holders who receive common stock upon conversion also will be subject to the risk of volatility and depressed prices of our common stock. In addition, the existence of the notes may encourage short selling in our common stock by market participants because the conversion of the notes could depress the price of our common stock.

Additionally, volatility or a lack of positive performance in our stock price may adversely affect our ability to retain key employees.

Sales of a significant number of shares of our common stock in the public markets, or the perception of such sales, could depress the market price of the notes.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public markets could depress the market price of the notes, our common stock, or both, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock or the value of the notes. The price of our common stock could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity which we expect to occur involving our common stock. This hedging or arbitrage could, in turn, affect the market price of the notes.

The notes will initially be held in book-entry form and, therefore, you must rely on DTC’s procedures to exercise your rights and remedies.

Unless and until certificated notes are issued in exchange for book-entry interests in the notes, owners of the book-entry interests will not be considered owners or holders of notes. Instead, the common depository, or its nominee, will be the sole holder of the notes. Payments of principal, interest and other amounts owing on or in respect of the notes in global form will be made to the paying agent, which will make payments to DTC. Thereafter, such payments will be credited to DTC participants’ accounts that hold book-entry interests in the notes in global form and credited by such participants to indirect participants. Unlike holders of the notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations for consents or requests for waivers or other actions from holders of the notes. Instead, if you own a book-entry interest, you will be permitted to act only to the extent you have received appropriate proxies to do so from DTC or, if applicable, a participant. We cannot assure you that procedures implemented for the granting of such proxies will be sufficient to enable you to vote on any requested actions on a timely basis.

We may not be able to refinance the notes if required or if we so desire.

We may need or desire to refinance all or a portion of the notes or any other future indebtedness that we incur on or before the maturity of the notes. There can be no assurance that we will be able to refinance any of our indebtedness on commercially reasonable terms, if at all.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of certain cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common shareholders, such as a cash dividend, you may be deemed to have received a taxable dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in our Company could be treated as a deemed taxable dividend to you.

If a fundamental change occurs on or prior to the maturity date of the notes, under some circumstances, we will increase the conversion rate for notes converted in connection with the fundamental change. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. See “Certain U.S. federal income tax considerations.”

If you are a non-U.S. holder (as defined in “Certain U.S. federal income tax considerations”), any deemed dividend would be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be set off against subsequent payments. See “Certain U.S. federal income tax considerations.”

The convertible note hedge and warrant transactions may affect the value of the notes and our common stock.

The convertible note hedge and warrant transactions may affect the value of the notes and our common stock. In connection with the pricing of the notes, we may enter into a convertible note hedge transaction with the option counterparty. We may also enter into a warrant transaction with the option counterparty. The convertible note hedge transaction would cover     % of any converted notes, and would be expected to reduce potential dilution to our common stock upon any such conversion. However, the warrant transaction could separately have a dilutive effect on our earnings per share to the extent that the market value per share of our common stock exceeds the applicable strike price of the warrants. We may use a portion of the proceeds of this offering to pay the net cost of the convertible note hedge and warrant transactions.

In connection with establishing its initial hedge of these transactions, the option counterparty or its affiliates:

•	would enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the notes; and

•

may enter into or unwind various derivative transactions with respect to our common stock and/or purchase or sell our common stock in secondary market transactions following the pricing of the notes (and would likely do so during any observation period related to the conversion of the notes).

These activities could have the effect of increasing or preventing a decline in the price of our common stock concurrently with or shortly after the pricing of the notes and during any observation period related to a conversion of the notes.

In addition, the option counterparty or its affiliates would likely modify its hedge position from time to time prior to conversion or maturity of the notes by purchasing and selling our common stock, other of our securities or other instruments it may wish to use in connection with such hedging. In particular, such hedging activity would likely occur during any observation period for a conversion of notes, which may have a negative effect on the value of the consideration received in relation to the conversion of those notes.

We intend to exercise options we hold under the convertible note hedge transaction whenever notes are converted. In order to unwind its hedge position with respect to those exercised options, the option counterparty or its affiliates would expect to sell shares of our common stock in secondary market transactions or unwind various derivative transactions with respect to our common stock during the observation period for the converted notes.

In addition, if any such convertible note hedge and warrant transactions fail to become effective when this offering of notes is completed, or if the offering is not completed, the option counterparties may unwind their hedge positions with respect to our common stock, which could adversely affect the value of our common stock and, as a result, the value of the notes. We have also agreed to indemnify the option counterparties for losses incurred in connection with a potential unwinding of its hedge positions under certain circumstances.

The potential effect, if any, of any of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained as of the date of this prospectus supplement. Any of these activities could adversely affect the price of our common stock and the value of the notes and, as a result, the value of the consideration and the number of shares of our common stock, if any, that you would receive upon the conversion of the notes and, under certain circumstances, your ability to convert the notes.

Use of proceeds

We estimate that the net proceeds we will receive from the sale of the notes will be approximately $             million, after deducting the discount to the underwriters and estimated offering expenses.

We may use a portion of the net proceeds of this offering to pay the cost of a convertible note hedge transaction with the option counterparty, which after partial offset by the proceeds from the warrant transaction with the option counterparty would be approximately $             million.

We intend to explore the possible acquisition of one or more medical device companies or medical device products in an effort to expand our product portfolio, expand our sales channels, create international operating leverage, improve marketing and other efficiencies and leverage manufacturing and supply chain economics.

Accordingly, we intend to use the net proceeds from this offering remaining after the net cost of the convertible note hedge and warrant transactions, if any, to fund acquisitions from time to time of one or more complementary businesses or product lines. To the extent the net proceeds are not used for acquisitions, they will be used for general corporate purposes, which may include repayment of debt, capital expenditures, investments in our subsidiaries or as additions to working capital. Net proceeds may be temporarily invested in interest-bearing, investment-grade securities prior to use.

In furtherance of our acquisition strategy, we intend to raise additional funds after the conclusion of this offering to position ourselves to pursue any desirable acquisition candidates that we may identify.

Market price range of common stock

Our common stock is listed on The Nasdaq Global Market under the symbol “SONO.” The following table below sets forth the high and low sale prices for the periods presented below as reported by The Nasdaq Global Market.

	High	Low

Fiscal 2005:
First Quarter	34.98	23.36
Second Quarter	33.46	24.44
Third Quarter	37.10	28.90
Fourth Quarter	39.78	26.96
Fiscal Year	39.78	23.36

Fiscal 2006:
First Quarter	42.14	33.64
Second Quarter	41.37	34.20
Third Quarter	40.22	26.56
Fourth Quarter	34.08	27.22
Fiscal Year	42.14	26.56

Fiscal 2007
First Quarter	33.80	26.91
Second Quarter	32.78	27.25
Third Quarter (through July 6, 2007)	36.98	31.05

The closing price of our common stock on July 6, 2007 was $36.13. According to the records of our transfer agent and registrar, Computershare Trust Company, N.A. , we had 2,834 shareholders of record of our common stock as of July 6, 2007. Because many of such shares are held by brokers, institutions and other nominees on behalf of shareholders, we are unable to estimate the total number of beneficial owners represented by these record holders.

Dividend policy

We have not declared or paid cash dividends on our common stock. We currently intend to retain all earnings, if any, for future growth and, therefore, do not intend to pay cash dividends on our common stock in the foreseeable future.

Capitalization

The following table sets forth our cash and cash equivalents, short-term investments and capitalization as of March 31, 2007 on:

•	an actual basis; and

•

an as adjusted basis to reflect the sale of the notes (assuming the underwriters’ over-allotment option is not exercised) and the application of the net proceeds therefrom as described in “Use of proceeds” (assuming that we enter into the convertible note hedge and warrant transactions described herein).

You should read this table in conjunction with our consolidated financial statements and related notes incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of March 31, 2007
(In thousands, except share and per share data)	Actual	As adjusted

Cash, cash equivalents and short-term investments	$96,369			$(1)

Long-term debt:
% Convertible Senior Notes due 2014	—		150,000

Shareholders’ equity:
Preferred stock, par value $1.00 per share, 6,000,000 shares authorized; no shares issued and outstanding, actual and as adjusted	—		—
Common stock, par value $0.01 per share, 50,000,000 shares authorized; 16,541,342 shares issued and outstanding, actual and as adjusted(2)(3)	165
Additional paid-in capital(1)	235,073			(1)
Accumulated deficit	(52,340)
Accumulated other comprehensive income	1,323

Total shareholders’ equity	$184,221	$

Total capitalization	$184,221	$

(1)	Includes the $ million net cost of the convertible note hedge and warrant transactions, if any.

(2)	Excludes certain shares issued under our stock incentive plans: 1,493,478 shares of common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $24.75 per share; 503,800 shares of common stock issuable upon vesting of outstanding restricted stock unit grants; and 400,783 shares of common stock available for future grant.

(3)	Excludes any shares of common stock issuable upon conversion of the notes offered hereby.

Description of notes

We will issue the notes under an indenture to be dated as of July     , 2007 (the “base indenture”) and a first supplemental indenture to be dated as of July     , 2007 (the “first supplemental indenture” and, together with the base indenture, the “indenture”) between us and Wells Fargo Bank, National Association as trustee (the “trustee”). The terms of the notes include those expressly set forth in the base indenture, the first supplemental indenture, the notes and those made part of the base indenture and the first supplemental indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

You may request a copy of the base indenture and the first supplemental indenture from us as described under “Where you can find more information.”

The following description is a summary of the material provisions of the notes, the base indenture and the first supplemental indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes, the base indenture and the first supplemental indenture, including the definitions of certain terms used in the base indenture and the first supplemental indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

For purposes of this description, references to “the Company,” “SonoSite,” “we,” “our” and “us” refer only to SonoSite, Inc. and not to its subsidiaries.

General

The notes:

•	will be our general unsecured, senior obligations;

•	will initially be limited to an aggregate principal amount of $150,000,000 (or $172,500,000 if the underwriters’ over-allotment option is exercised in full);

•	will be junior to any secured indebtedness we may incur to the extent of the value of the assets securing such indebtedness;

•	will be structurally subordinated to all liabilities of our subsidiaries;

•	will bear cash interest from July , 2007 at an annual rate of % payable on January 15 and July 15 of each year, beginning on January 15, 2008;

•	will mature on July 15, 2014 unless earlier converted or repurchased;

•	will be issued in denominations of $1,000 and multiples of $1,000; and

•	will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “Book-entry, settlement and clearance.”

Subject to fulfillment of certain conditions and during the periods described below, the notes may be converted into cash and shares of our common stock, if any, initially at a conversion rate             of shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $             per share of common stock). The conversion rate is subject to adjustment if certain events occur as described below under “Conversion rights—Conversion rate adjustments.” Upon conversion of a note, we will pay cash and shares of common stock, if any, based upon a daily conversion value calculated on a proportionate basis for each trading day in the applicable 50 trading day observation period as described below under “Conversion rights—Payment upon conversion.” You will not receive any separate cash payment for interest or additional interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

The indenture does not limit the amount of debt that may be issued by us or our subsidiaries under the indenture or otherwise. The indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “Fundamental change permits holders to require us to repurchase notes” and “Consolidation, merger and sale of assets” below and except for the provisions set forth under “Conversion rights—Conversion rate adjustments—Adjustment to shares delivered upon conversion in connection with a fundamental change,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

We may, without the consent of the holders, issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount, provided that such additional notes must be part of the same issue as the notes offered hereby for U.S. federal income tax purposes. We may also from time to time repurchase notes in open market purchases or negotiated transactions without prior notice to holders.

We do not intend to list the notes on a national securities exchange or interdealer quotation system.

We use the term “note” in this prospectus supplement to refer to each $1,000 principal amount of notes. We use the term “common stock” in this prospectus supplement to refer to our common stock, $0.01 par value.

Payments on the notes; paying agent and registrar; transfer and exchange

We will pay principal of and interest (including additional interest, if any) on notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note. We will pay principal of certificated notes at an office or agency designated by us for that purpose. We have initially designated Wells Fargo Bank, National Association as our paying agent and registrar and its agency in New York, New York as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest (including additional interest, if any) on certificated notes will be payable (i) to holders having an aggregate principal amount of $5,000,000 or less, by check mailed to the holders of these notes and (ii) to holders having an aggregate principal amount of more than $5,000,000, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the U.S., which application shall remain in effect until the holder notifies the registrar to the contrary in writing.

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, including signature guarantees. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any note surrendered for conversion.

The registered holder of a note will be treated as the owner of it for all purposes.

Interest

The notes will bear interest at a rate of     % per year until maturity. Interest on the notes will accrue from July     , 2007 or from the most recent date on which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on January 15 and July 15 of each year, beginning on January 15, 2008. We will pay additional interest, if any, under the circumstances described under “—Events of default.”

Interest will be paid to the person in whose name a note is registered at the close of business on January 1 or July 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date (other than an interest payment date coinciding with the stated maturity date or earlier required repurchase date upon a fundamental change) of a note falls on a day that is not a business day, such interest payment date will be postponed to the next succeeding business day. If the stated maturity date or earlier required repurchase date upon a fundamental change would fall on a day that is not a business day, the required payment of interest, if any, and principal (and additional interest, if any) will be made on the next succeeding business day and no interest on such payment will accrue for the period from and after the stated maturity date or earlier required repurchase date upon a fundamental change to such next succeeding business day. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is closed.

Ranking

The notes will be our general unsecured obligations and will rank senior in right of payment to all future indebtedness that is expressly subordinated in right of payment to the notes. The notes will rank equally in right of payment with all of our existing and future liabilities that are not so subordinated. The notes will effectively rank junior to any secured indebtedness we may incur to the extent of the value of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure such secured indebtedness will be available to pay obligations on the notes only after all such secured indebtedness has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding.

As of March 31, 2007, our total consolidated indebtedness was $0.3 million. After giving pro forma effect to the sale of the notes (assuming no exercise of the underwriters’ over-allotment option) and the use of proceeds therefrom, our total consolidated indebtedness would have been $150.3 million.

The notes will also be structurally subordinated to all liabilities of our subsidiaries. As of March 31, 2007, our subsidiaries had approximately $4.9 million of liabilities outstanding, excluding intercompany liabilities. The ability of our subsidiaries to pay dividends and make other payments to us is also restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries may become a party. See “Risk factors—Risks related to the notes—Your right to receive payments on the notes is effectively subordinated to all existing and future liabilities of our subsidiaries and to all of our existing and future secured debt.”

Optional redemption

We may not redeem any of the notes at our option prior to maturity. No sinking fund is provided for the notes.

Conversion rights

General

Prior to April 15, 2014, the notes will be convertible only upon satisfaction of one or more of the conditions described under the headings “—Conversion upon satisfaction of sale price condition,” “—Conversion upon satisfaction of trading price condition,” and “—Conversion upon specified corporate transactions.” On or after April 15, 2014, holders may convert each of their notes at the applicable conversion rate at any time prior to the close of business on the third scheduled trading day immediately preceding the maturity date. The conversion rate will initially be              shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $            per share of common stock ), and will be subject to adjustment as provided below. Upon conversion of a note, we will pay cash and deliver shares of our common stock, if any, based on a daily conversion value (as defined below) calculated on a proportionate basis for each trading day of the 50 trading day observation period (as defined below), all as set forth below under “—Payment upon conversion.” The trustee will initially act as the conversion agent.

The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. A holder may convert fewer than all of such holder’s notes so long as the notes converted are a multiple of $1,000 principal amount.

If a holder of notes has submitted notes for repurchase upon a fundamental change, the holder may convert those notes only if that holder withdraws its repurchase election.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest and additional interest, if any, unless such conversion occurs between a regular record date and the interest payment date to which it relates and you were the holder of record on such record date. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares based on the daily VWAP (as defined under “—Payment upon conversion”) of our common stock on the last day of the observation period (as defined under “—Payment upon conversion”). Our delivery to you of cash or a combination of cash and the full number of shares of our common stock, if applicable, together with any cash payment for any fractional share, into which a note is convertible, will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date.

As a result, accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such record date will receive the interest and additional interest, if any, payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes, upon surrender for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest and additional interest, if any, payable on the notes so converted; provided that no such payment need be made:

•	for conversions following the record date immediately preceding the maturity date;

•	if we have specified a fundamental change repurchase date that is after a record date and on or prior to the third trading day after the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Holders may surrender their notes for conversion into cash and shares of our common stock, if any, under the following circumstances:

Conversion upon satisfaction of sale price condition

Prior to April 15, 2014, a holder may surrender all or a portion of its notes for conversion during any fiscal quarter (and only during such fiscal quarter) commencing after September 30, 2007 if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is listed for trading. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

For purposes of the foregoing and immediately following contingent conversion provisions and for purposes of adjustments to the conversion rate, “trading day” means a day on which (i) trading in securities generally occurs on The Nasdaq Stock Market or, if our common stock is not then listed on The Nasdaq Stock Market, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, in the principal other market on which our common stock is then traded, and (ii) a last reported sale price for our common stock is available on such securities exchange or market. If our common stock (or other security for which a last reported sale price must be determined) is not so listed or quoted, “trading day” means a “business day.”

Conversion upon satisfaction of trading price condition

Prior to April 15, 2014, a holder of notes may surrender its notes for conversion during the five business day period after any ten consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each day of that period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $5,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that, if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. If we do not instruct the bid solicitation agent to obtain bids when required, the trading price per $1,000 principal amount of the notes will be deemed to be less than 98% of the product of the last reported sale price on each day that we fail to do so.

In connection with any conversion upon satisfaction of the above trading price condition, the bid solicitation agent will have no obligation to determine the trading price of the notes unless we have requested such determination; and we will have no obligation to make such request unless a holder of a note provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we will instruct the bid solicitation agent to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and applicable conversion rate. If the trading price condition has been met, we will so notify the holders. If, at any time after the trading price condition has been met, the trading price per $1,000 principal amount of notes is greater than 98% of the product of the last reported sale price of our common stock and the conversion rate for such date, we will also so notify the holders.

Conversion upon specified corporate transactions

Certain distributions

If we elect to

•

issue to all or substantially all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days after the date of the distribution, shares of our common stock at less than the average of the last reported sale prices of a share of our common stock for the 10 consecutive trading day period ending on the trading day preceding the announcement of such issuance; or

•

distribute to all or substantially all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value, as reasonably determined by our board of directors, exceeding 15% of the last reported sale price of our common stock on the trading day immediately preceding the declaration date for such distribution, we must notify the holders of the notes at least 55 scheduled trading days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately prior to the ex-dividend date or our announcement that such distribution will not take place, even if the notes are not otherwise convertible at such time. The “ex-dividend date” is the first date upon which a sale of our common stock does not automatically transfer the right to receive the relevant dividend from the seller of our common stock to its buyer.

Certain corporate events

If a transaction or event that constitutes a “fundamental change” (as defined under “—Fundamental change permits holders to require us to repurchase notes”) occurs, regardless of whether a holder has the right to require us to repurchase the notes as described under “—Fundamental change permits holders to require us to repurchase notes,” we must notify holders of the notes at least 55 scheduled trading days prior to the anticipated effective date for such transaction. Once we have given such notice, holders may surrender their notes for conversion at any time until 35 calendar days after the actual effective date of such transaction (or if such transaction also constitutes a fundamental change, until the related fundamental change repurchase date, if later).

Conversions on or after April 15, 2014

On or after April 15, 2014, a holder may convert any of its notes at any time prior to the close of business on the third scheduled trading day immediately preceding the maturity date regardless of the foregoing conditions.

Conversion procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to the interest payable on the next interest payment date and all taxes and duties that may be applicable to such conversion.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all taxes and duties that may be applicable to such conversion; and

•	if required, pay funds equal to the interest payable on the next interest payment date.

The date you comply with these requirements is the conversion date under the first supplemental indenture.

If a holder has already delivered a repurchase notice as described under “—Fundamental change permits holders to require us to repurchase notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the repurchase notice in accordance with the indenture.

Payment upon conversion

Upon conversion, we will deliver to holders in respect of each $1,000 principal amount of notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 50 trading days during the observation period, as provided below.

“Daily settlement amount,” for each of the 50 trading days during the observation period, shall consist of:

•	cash equal to the lesser of $20 and the daily conversion value; and

•	to the extent the daily conversion value exceeds $20, a number of shares equal to (A) the difference between the daily conversion value and $20, divided by (B) the daily VWAP for such day.

“Daily conversion value” means, for each of the 50 consecutive trading days during the observation period, 2% of the product of (1) the applicable conversion rate and (2) the daily VWAP of our common stock on such day.

“Daily VWAP” means, for each of the 50 consecutive trading days during the observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “SONO.UQ <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us), provided that after the consummation of a fundamental change in which the consideration is comprised entirely of cash, the daily VWAP will be deemed to be the cash price per share received by holders of our common stock in such fundamental change. Daily VWAP will be determined without regard to after-hours trading or any other trading outside the hours of the regular trading session.

“Observation period” with respect to any note means:

•	prior to April 15, 2014, the 50 consecutive trading day period beginning on and including the second trading day after the related conversion date; and

•	on or after April 15, 2014, the 50 consecutive trading days beginning on and including the 52nd scheduled trading day immediately preceding July 15, 2014.

For the purposes of determining payment upon conversion only, “trading day” means a day on which (i) there is no market disruption event (as defined below) and (ii) trading in securities generally occurs on The Nasdaq Stock Market or, if our common stock is not then listed on The Nasdaq Stock Market, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, in the principal other market on which our common stock is then traded. If our common stock (or other security for which a daily VWAP must be determined) is not so listed or quoted, “trading day” means a “business day.”

“Scheduled trading day” means a day that is scheduled to be a trading day on the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, “scheduled trading day” means a business day.

For the purposes of determining payment upon conversion, “market disruption event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any trading day for our common stock for an aggregate one half hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

We will deliver the settlement amount to converting holders on the third scheduled trading day immediately following the last day of the observation period.

We will deliver cash in lieu of any fractional share of common stock issuable in connection with payment of the settlement amount (based upon the daily VWAP for the final trading day of the applicable observation period).

Conversion rate adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate, as a result of holding the notes, in any of the transactions described below without having to convert their notes.

(1)	If we issue shares of our common stock as a dividend or distribution on shares of our common stock and such dividend or distribution consists exclusively of shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x	OS1
OS0

where,

CR0 = the conversion rate in effect immediately prior to the ex-dividend date of such dividend or distribution, or the effective date of such share split or combination, as applicable;

CR1 = the conversion rate in effect immediately after such ex-dividend date or effective date;

OS0 = the number of shares of our common stock outstanding immediately prior to such ex-dividend date or effective date; and

OS1 = the number of shares of our common stock outstanding immediately prior to such ex-dividend date or effective date after giving effect to such dividend, distribution, share split or share combination.

(2)	If we issue to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 60 calendar days to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration):

CR1 = CR0 x	OS0 + X
OS0 + Y

where,

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such issuance;

CR1 = the conversion rate in effect immediately after such ex-dividend date;

OS0 = the number of shares of our common stock outstanding immediately after such ex-dividend date;

X = the total number of shares of our common stock issuable pursuant to such rights or warrants; and

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on the trading day immediately preceding the date of announcement of the issuance of such rights or warrants.

(3)	If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock, excluding

•	dividends or distributions and rights or warrants referred to in clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash; and

•	spin-offs to which the provisions set forth below in this clause (3) shall apply;

then the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x	SP0
SP0 - FMV

where,

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such distribution;

CR1 = the conversion rate in effect immediately after such ex-dividend date;

SP0 = the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on the trading day immediately preceding the ex-dividend date for such distribution; and

FMV = the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the record date for such distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the conversion rate in effect immediately before 5:00 p.m., New York City time, on the effective date of the spin-off will be increased based on the following formula:

CR1 = CR0 x	FMV0 + MP0
MP0

where,

CR0 = the conversion rate in effect immediately prior to the effective date of the adjustment;

CR1 = the conversion rate in effect immediately after the effective date of the adjustment;

FMV0 = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading day period after, and including, the effective date of the spin-off; and

MP0 = the average of the last reported sale prices of our common stock over the first 10 consecutive trading day period after, and including, the effective date of the spin-off.

The adjustment to the conversion rate under the preceding paragraph will occur on the tenth trading day from, and including, the effective date of the spin-off; provided that in respect of any conversion within 10 trading days immediately following, and including, the effective date of any spin-off, references with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the effective date of such spin-off and the conversion date in determining the applicable conversion rate.

(4)	If any cash dividend or distribution is made to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x	SP0
SP0 - C

where,

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such dividend or distribution;

CR1 = the conversion rate in effect immediately after the ex-dividend date for such dividend or distribution;

SP0 = the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C = the amount in cash per share we distribute to holders of our common stock.

(5)	If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1 = CR0 x	AC + (SP1 x OS1)
OS0 x SP1

where,

CR0 = the conversion rate in effect immediately prior to the effective date of the adjustment;

CR1 = the conversion rate in effect immediately after the effective date of the adjustment;

AC = the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer;

OS0 = the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires;

OS1 = the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires; and

SP1 = the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on the trading day next succeeding the date such tender or exchange offer expires.

The adjustment to the conversion rate under the preceding paragraph will occur on the tenth trading day from, and including, the trading day next succeeding the date such tender or exchange offer expires; provided that in respect of any conversion within 10 trading days immediately following, and including, the expiration date of any tender or exchange offer, references with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and the conversion date in determining the applicable conversion rate.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

If, however, the application of the foregoing formulas would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made (other than as a result of a share split or share combination).

As used in this section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance or distribution in question.

We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 days if our board of directors determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Certain U.S. federal income tax considerations.”

We currently have a preferred stock rights plan. To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to the common stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Notwithstanding any of the foregoing, the applicable conversion rate will not be adjusted:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of our common stock; or

•	for accrued and unpaid interest and additional interest, if any.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. Except as described above in this section, we will not adjust the conversion rate.

Recapitalizations, reclassifications and changes of our common stock

In the case of any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination), a consolidation, merger or combination involving us, a sale, lease or other transfer to a third party of our and our subsidiaries’ consolidated assets substantially as an entirety, or any statutory share exchange, in each case as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at the effective time of the transaction, the right to convert a note will be changed into a right to convert it into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election), the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. However, at and after the effective time of the transaction, any amount otherwise payable in cash upon conversion of the notes will continue to be payable in cash, and the daily conversion value will be calculated based on the value of the reference property. We will agree in the first supplemental indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustments of prices

Whenever any provision of the indenture requires us to calculate last reported prices or daily VWAP over a span of multiple days, we will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date of the event occurs, at any time during the period from which such prices are to be calculated.

Adjustment to shares delivered upon conversion in connection with a fundamental change

If you elect to convert your notes in connection with a fundamental change (as defined under “—Fundamental change permits holders to require us to repurchase notes”), the conversion rate will be increased by an additional number of shares of common stock (the “additional shares”) as described below. Any conversion occurring at a time when the notes would be convertible in light of the expected or actual occurrence of a fundamental change will be deemed to have occurred in connection with such fundamental change, notwithstanding the fact that a note may then also be convertible because another condition to conversion has been satisfied.

The number of additional shares by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our common stock in the fundamental change. If the fundamental change is a transaction described in clause (1) or (2) of the definition thereof, and holders of our common stock receive only cash in that fundamental change, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last reported sale prices of our common stock over the five trading day period ending on the trading day preceding the effective date of the fundamental change.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “—Conversion rate adjustments.”

The following table sets forth the hypothetical stock price and the number of additional shares to be received per $1,000 principal amount of notes:

Stock Price
Effective Date	$	$	$	$	$	$	$	$	$	$	$	$	$

The exact stock prices and effective dates relating to a fundamental change may not be set forth in the table above, in which case:

•

if the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

•	if the stock price is greater than $ per share (subject to adjustment), no additional shares will be added to the conversion rate; and

•	if the stock price is less than $ per share (subject to adjustment), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed              per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “—Conversion rate adjustments.”

Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Fundamental change permits holders to require us to repurchase notes

If a fundamental change (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to repurchase for cash any or all of your notes, or any portion of the principal amount thereof, that is equal to $1,000 or any multiple of $1,000. The price we are required to pay (the “fundamental change repurchase price”) is equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest, including additional interest, if any, to but excluding the fundamental change repurchase date (unless the fundamental change repurchase date is between a regular record date and the interest payment date to which it relates, in which case we will pay accrued and unpaid interest to the holder of record on such regular record date). The fundamental change repurchase date will be a business day specified by us that is no later than the 35th calendar day following the date of our fundamental change notice as described below. Any notes repurchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, or the Exchange Act, other than us, our subsidiaries or our or their employee benefit plans, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;

(2) consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock will be converted into, or exchanged for, stock, other securities, other property or assets or (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a share exchange, consolidation or merger transaction where the holders of more than 50% of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such event will not constitute a fundamental change;

(3) continuing directors cease to constitute at least a majority of our board of directors (or, if applicable, a successor person to us);

(4) our shareholders approve any plan or proposal for the liquidation or dissolution of us; or

(5) our common stock (or other common stock into which the notes are then convertible) ceases to be listed or quoted on a U.S. national securities exchange.

A fundamental change as a result of clause (2) above will not be deemed to have occurred, however, if at least 90% of the consideration received or to be received by our common shareholders, excluding cash payments for fractional shares and cash payments in respect of dissenters’ or appraisal rights, in connection with the transaction or transactions otherwise constituting the fundamental change consists of shares of common stock traded on a U.S. national securities exchange or which will be so traded or quoted when issued or exchanged in connection with a fundamental change (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the notes become convertible into such publicly traded securities, excluding cash payments for fractional shares and cash payments in respect of dissenters’ or appraisal rights.

“Continuing director” means a director who either was a member of our board of directors on the date of this prospectus supplement or who becomes a member of our board of directors subsequent to that date and whose election, appointment or nomination for election by our shareholders, is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of our entire board of directors in which such individual is named as nominee for director.

On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice will state, among other things:

•	the events causing the fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	if applicable, the applicable conversion rate and any adjustments to the applicable conversion rate;

•

if applicable, that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the repurchase right, you must deliver, on or before the business day immediately preceding the fundamental change repurchase date, subject to extension to comply with applicable law, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice and the form entitled “Form of Fundamental Change Repurchase Notice” on the reverse side of the notes duly completed, to the paying agent. Your repurchase notice must state

•	if certificated, the certificate numbers of your notes to be delivered for repurchase;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or a multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes, the indenture.

You may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change repurchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, that remains subject to the repurchase notice.

We will be required to repurchase the notes on the fundamental change repurchase date, subject to extension to comply with applicable law. You will receive payment of the fundamental change repurchase price promptly following the later of the fundamental change repurchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the fundamental change repurchase price of the notes on the business day following the fundamental change repurchase date, then:

•

the notes will cease to be outstanding and interest, including additional interest, if any, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•

all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price and previously accrued and unpaid interest (including any additional interest) upon delivery or transfer of the notes).

In connection with any repurchase offer pursuant to a fundamental change repurchase notice, we will, if required:

•	comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

No notes may be repurchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the fundamental change repurchase price of the notes.

The repurchase rights of the holders could discourage a potential acquiror of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk factors—Risks related to the notes—We may not have the ability to repurchase the notes in cash upon the occurrence of a fundamental change, or to pay cash upon the conversion of notes, as required.” If we fail to repurchase the notes when required following a fundamental change, we will be in default under the first supplemental indenture. In addition, we may in the future incur other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates. We will not be required to make an offer to repurchase the notes upon a fundamental change if a third party makes the offer in the manner, at the times, and otherwise in compliance with the requirements set forth in the first supplemental indenture applicable to an offer by us to repurchase the notes upon a fundamental change and such third party purchases all notes validly tendered and not withdrawn upon such offer.

Consolidation, merger and sale of assets

The indenture provides that we may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, another person, unless (i) the resulting, surviving or transferee person (if not us) is a person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such entity (if not us) expressly assumes by supplemental indenture all of our obligations under the notes and the indenture and (ii) immediately after giving effect to such transaction, no default has occurred and is continuing under the indenture. Upon any such consolidation, merger or transfer, the resulting, surviving or transferee person shall succeed to, and may exercise every right and power of, us under the indenture.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change (as defined above) permitting each holder to require us to repurchase the notes of such holder as described above.

Reports

The indenture governing the notes provides that any document or report that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be filed with the trustee within 30 days after such document or report is required to be filed with the SEC.

Events of default

Each of the following is an event of default:

(1) default in any payment of interest, including any additional interest, on any note when due and payable and such default continues for a period of 30 days;

(2) default in the payment of principal of any note when due and payable at its stated maturity, upon required repurchase, upon acceleration or otherwise;

(3) our failure to comply with our obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right;

(4) our failure to give a fundamental change notice or notice of a specified corporate transaction as described under “—Conversion upon specified corporate transactions,” in each case when due;

(5) our failure to comply with our obligations under “Consolidation, merger and sale of assets”;

(6) our failure to comply with any of our other agreements contained in the notes or the indenture for 60 days after we receive written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding;

(7) default by us or any of our subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced any indebtedness for money borrowed in excess of $10,000,000 in the aggregate of us and/or any of our subsidiaries, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise;

(8) certain events of bankruptcy, insolvency, or reorganization involving us or any of our subsidiaries; or

(9) a final judgment for the payment of $10,000,000 or more (excluding any amounts covered by insurance) rendered against us or any of our subsidiaries, which judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished.

If an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding notes by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest, including additional interest, if any, on all the notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization, involving us or a significant subsidiary, 100% of the principal of and accrued and unpaid interest on the notes will automatically become due and payable. Upon such a declaration, such principal and accrued and unpaid interest, including any additional interest, will be due and payable immediately.

Notwithstanding the foregoing, the first supplemental indenture provides that, if we so elect, the sole remedy for an event of default relating to the failure to file any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act or of the covenant described above in “—Reports,” will for the first 365 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes at an annual rate equal to 0.25% of the principal amount of the notes during the first 180 days after the occurrence of such an event of default and 0.50% of the principal amount of the notes from the 181st day until the 365th day following the occurrence of such an event of default. If we so elect, such additional interest will be payable on all outstanding notes from and including the date on which such event of default first occurs to but not including the 365th day thereafter (or such earlier date on which the event of default relating to a failure to comply with such requirements has been cured or waived). On the 365th day after such event of default (or earlier, if the event of default is cured or waived prior to such 365th day), additional interest will cease to accrue and the notes will be subject to acceleration as provided above. The provisions of the first supplemental indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest upon an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

In order to elect to pay the additional interest as the sole remedy during the first 365 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of notes and the trustee and paying agent of such election prior to the first business day following the date on which such event of default occurs. If we fail to timely give such notice, the notes will be immediately subject to acceleration as provided above.

The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest, including any additional interest) and rescind any such acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing events of default, other than the nonpayment of the principal of and interest, including additional interest, on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest, including any additional interest, when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an event of default is continuing;

(2) holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee.

The first supplemental indenture provides that if an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the first supplemental indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the first supplemental indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The first supplemental indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest (including any additional interest) on any note, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. We are also required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action we are taking or propose to take in respect thereof.

Modification and amendment

Subject to certain exceptions, the first supplemental indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1) reduce the amount of notes whose holders must consent to an amendment;

(2) reduce the rate of or extend the stated time for payment of interest, including any additional interest, on any note;

(3) reduce the principal of or extend the stated maturity of any note;

(4) make any change that impairs or adversely affects the right of a holder to convert any note or the conversion rate thereof;

(5) reduce the fundamental change repurchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payment, whether through an amendment or waiver of provisions in the indenture (including the definitions contained therein) or otherwise;

(6) make any note payable in currency other than that stated in the note;

(7) change the ranking of the notes in a manner adverse to holders of the notes;

(8) impair the right of any holder to receive payment of principal and interest, including additional interest, on such holder’s notes or alter the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such holder’s notes; or

(9) make any change in the amendment provisions of the indenture which require each holder’s consent or in the waiver provisions.

Without the consent of any holder, we and the trustee may amend the first supplemental indenture to:

(1) cure any ambiguity or correct any omission, defect or inconsistency in the indenture, so long as such action will not adversely affect the interests of holders of the notes; provided that any such amendment made solely to conform the provisions of the indenture to this prospectus supplement will be deemed not to adversely affect the interests of holders of the notes;

(2) provide for the assumption by a successor corporation, partnership, trust or limited liability company of our obligations under the first supplemental indenture;

(3) provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

(4) add guarantees with respect to the notes;

(5) secure the notes;

(6) add to our covenants for the benefit of the holders or surrender any right or power conferred upon us;

(7) make any change that does not materially adversely affect the rights of any holder; or

(8) comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the first supplemental indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the first supplemental indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity, or any fundamental change repurchase date, or upon conversion or otherwise, cash or shares of common stock sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in respect of notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Trustee

Wells Fargo Bank, National Association is the trustee, security registrar, paying agent and conversion agent. Wells Fargo Bank, National Association, in each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

We maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

Governing law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-entry, settlement and clearance

The global notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriters; and

•

ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

The global notes and beneficial interests in the global notes will be subject to certain restrictions on transfer in accordance with procedures established by DTC.

Book-entry procedures for the global notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State banking law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the first supplemental indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest (including any additional interest) with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated notes

Notes in registered physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated notes, subject to DTC’s procedures; or

•	certain other events provided in the indenture should occur.

Description of the convertible note hedge

and warrant transactions

In connection with the pricing of the notes, we may enter into a convertible note hedge transaction in respect of     % of the notes with the option counterparty. We may also enter into a separate warrant transaction with the option counterparty.

The convertible note hedge transaction would cover     % of any converted notes, and would be expected to reduce potential dilution upon any such conversion in the event that the market value per share of our common stock, as measured under the terms of the convertible note hedge transaction, at the time of exercise, is greater than the applicable strike price of the convertible note hedge transaction, which corresponds to the initial conversion price of the notes and would be subject to certain adjustments substantially similar to those contained in the notes. If, however, the market value per share of our common stock, as measured under the terms of the warrant transaction, at the time of exercise exceeds the strike price of the warrant transaction, the dilution mitigation under the convertible note hedge transaction would be capped, which means that there would be dilution under the terms of the warrant transaction to the extent that the then market value per share of our common stock exceeds the applicable strike price.

The convertible note hedge transaction and the warrant transaction are separate transactions that may be entered into by us with the option counterparty, are not part of the terms of the notes and would not change the holders’ rights under the notes. As a holder of the notes, you would not have any rights with respect to the convertible note hedge and the warrant transactions.

For a discussion of the potential impact of any market or other activity by the option counterparty (or its affiliates) in connection with these convertible note hedge and warrant transactions, see “Underwriting” and “Risk factors—Risks related to the notes—The convertible note hedge and warrant transactions may affect the value of the notes and our common stock.”

Certain U.S. federal income tax considerations

The following is a summary of certain material U.S. federal income tax considerations of the purchase, ownership and disposition of notes and the shares of common stock into which the notes may be converted. This summary is based upon provisions of the Code, applicable regulations, administrative rulings and judicial decisions in effect as of the date hereof, any of which may subsequently be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. Except where noted, this summary deals only with a note or share of common stock held as a capital asset by a beneficial owner who purchased the note on original issuance at its “issue price” (the first price at which a substantial portion of the notes is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary does not address all aspects of U.S. federal income taxation and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•

tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, or traders in securities that elect to use a mark-to-market method of accounting for their securities;

•

tax consequences to persons holding notes or common stock as a part of a hedging, integrated or conversion transaction or a straddle or persons deemed to sell notes or common stock under the constructive sale provisions of the Code;

•	tax consequences to U.S. holders (as defined below) of notes or shares of common stock whose “functional currency” is not the U.S. dollar;

•	tax consequences to investors in pass-through entities;

•	alternative minimum tax consequences, if any;

•	any state, local or foreign tax consequences; and

•	estate or gift tax consequences, if any.

If a partnership holds notes or shares of common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the notes or shares of common stock, you should consult your tax advisors.

If you are considering the purchase of notes, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

As used herein, the term “U.S. holder” means a beneficial owner of notes or shares of common stock received upon conversion of the notes that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner (other than a partnership, or any entity treated as a partnership for U.S. federal income tax purposes) of notes or shares of common stock received upon conversion of the notes that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations,” “passive foreign investment companies,” or, in certain circumstances, individuals who are U.S. expatriates. Consequently, non-U.S. holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Consequences to U.S. holders

Notes

Payment of interest

It is anticipated, and this discussion assumes, that the notes will be issued for an amount equal to the principal amount. In this case, interest on a note will generally be taxable to a U.S. holder as ordinary income at the time it is paid or accrued in accordance with the U.S. holder’s usual method of accounting for tax purposes. If, however, the notes’ “stated redemption price at maturity” (generally, the sum of all payments required under a note other than payments of stated interest) exceeds the issue price by more than a de minimis amount, a U.S. holder will be required, regardless of the holder’s method of accounting, to include such excess in income as original issue discount, as it accrues, in accordance with a constant-yield method based on a compounding of interest.

Sale, exchange, redemption or other taxable disposition of notes

Except as provided below under “Consequences to U.S. holders—Notes—Conversion of notes,” a U.S. holder will generally recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note equal to the difference between the amount realized (less accrued interest, which will be taxable as such) upon the sale, exchange, redemption or other taxable disposition and the U.S. holder’s tax basis in the note. A U.S. holder’s tax basis in a note will generally equal the amount that the U.S. holder paid for the note. Any gain or loss recognized on a taxable disposition of a note will be capital gain or loss. If, at the time of the sale, exchange, redemption or other taxable disposition of the note, a U.S. holder held the note for more than one year, such gain or loss will be long-term capital gain or loss. Otherwise, such gain or loss will be short-term capital gain or loss. The deductibility of capital losses is subject to certain limitations under the Code.

Conversion of notes

Conversion solely for cash.    If a U.S. holder receives solely cash in exchange for notes upon conversion, the U.S. holder’s gain or loss will be determined in the same manner as if the U.S. holder disposed of the notes in a taxable disposition (as described above under “Consequences to U.S. holders—Notes—Sale, exchange, redemption or other taxable disposition of notes”).

Conversion for cash and common stock; treatment as a recapitalization.    If a combination of cash and common stock is received by a U.S. holder upon conversion of notes, the tax treatment of the conversion is not certain. We will take the position that the notes are securities for U.S. federal income tax purposes and that the conversion should be treated as a recapitalization. In this case, gain, but not loss, would be recognized equal to the excess of the fair market value of the common stock and cash received (other than amounts attributable to accrued interest, which will be treated as such) over a U.S. holder’s tax basis in the notes, but in no event would the gain recognized exceed the amount of cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest). The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share would be equal to the difference between the amount of cash a U.S. holder receives in respect of the fractional share and the portion of the U.S. holder’s tax basis in the common stock received that is allocable to the fractional share. Any gain recognized on conversion generally would be capital gain and would be long-term capital gain if, at the time of the conversion, the note has been held for more than one year.

The tax basis of the shares of common stock received upon such a conversion (including any fractional share deemed to be received by the U.S. holder but other than common stock attributable to accrued interest, the tax basis of which would equal the fair market value of such shares of common stock when received) would equal the tax basis of the note that was converted, reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). A U.S. holder’s holding period for shares of common stock would include the period during which the U.S. holder held the notes, except that the holding period of any common stock received with respect to accrued interest would commence on the day after the date of receipt.

Conversion for cash and common stock; alternative treatment as part conversion and part redemption.    The conversion of a note into our common stock and cash may instead be treated for U.S. federal income tax purposes as in part a conversion into stock and in part a payment in redemption of a portion of the note. In that event, a U.S. holder would not recognize any income, gain or loss with respect to the portion of the note considered to be converted into stock, except with respect to any cash received in lieu of a fractional share of stock or any common stock attributable to accrued interest. A U.S. holder’s tax basis in the stock received upon conversion of the note generally would be equal to the portion of its tax basis in the note allocable to the portion of the note deemed converted. A U.S. holder’s holding period for such common stock generally would include the period during which the U.S. holder held the note.

With respect to the part of the conversion treated under this characterization as a payment in redemption of the remaining portion of the note, a U.S. holder generally would recognize gain or loss equal to the difference between the amount of cash received (other than amounts attributable to accrued interest) and the U.S. holder’s tax basis allocable to such portion of the note. Gain or loss recognized would be long-term capital gain or loss if the U.S. holder has held the note for more than one year. The deductibility of capital losses is subject to certain limitations under the Code.

Although the law on this point is not entirely clear, a U.S. holder should be entitled to allocate its tax basis in a note among the portion of the note that is deemed to have been converted and the portion of the note that is deemed to have been redeemed based on the relative fair market value of common stock and the amount of cash received upon conversion. In light of the uncertainty in the law, U.S. holders are urged to consult their own tax advisors regarding such basis allocation.

Any cash and the value of any common stock received that is attributable to accrued interest on the notes not yet included in income would be taxed as ordinary interest income. The basis in any shares of common stock attributable to accrued interest would equal the fair market value of such shares when received. The holding period for any shares of common stock attributable to accrued interest would begin the day after the date of receipt.

U.S. holders are urged to consult their own tax advisors with respect to the U.S. federal income tax consequences resulting from the exchange of notes into a combination of cash and common stock.

Constructive distributions

The conversion rate of the notes will be adjusted in certain circumstances. Adjustments (or failures to make adjustments) that have the effect of increasing a U.S. holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to the U.S. holder for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to a U.S. holder. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If any such adjustment is made, a U.S. holder will be deemed to have received a distribution even though the U.S. holder has not received any cash or property as a result of the adjustment. In addition, an adjustment to the conversion rate in connection with a fundamental change may be treated as a deemed distribution. Any deemed distribution will be taxable as a dividend, return of capital, or capital gain as described in “—Common stock—Distributions” below. It is not clear whether a constructive dividend deemed paid to a non-corporate U.S. holder would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends received. It is also unclear whether corporate U.S. holders would be entitled to claim the dividends-received deduction with respect to any such constructive dividends. Because a constructive dividend deemed received by a U.S. holder would not give rise to any cash from which any applicable backup withholding could be satisfied, if we pay backup withholding on behalf of a U.S. holder (because such U.S. holder failed to establish an exemption from backup withholding), we may, at our option, set off any such payment against payments of cash and common stock payable on the notes (or, in certain circumstances, against any payments on the common stock).

Possible effect of the change in conversion consideration after a change in control

In certain situations, we may provide for the conversion of the notes into shares of an acquirer. Depending on the circumstances, such an adjustment could result in a deemed taxable exchange to a U.S. holder and the modified note could be treated as newly issued at that time, potentially resulting in the recognition of taxable gain or loss.

Common stock

Distributions

Distributions, if any, made on our common stock generally will be included in a U.S. holder’s income as ordinary dividend income to the extent of our current or accumulated earnings and profits. However, with respect to dividends received by U.S. holders that are individuals, for taxable years beginning before January 1, 2011, such dividends are generally taxed at the lower applicable long-term capital gains rates, provided certain holding period and other requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of a U.S. holder’s tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a U.S. holder that is a corporation may be eligible for a dividends-received deduction, subject to applicable limitations.

Sale, certain redemptions or other taxable dispositions of common stock

Upon the sale, certain redemptions or other taxable dispositions of our common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. holder’s tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in the common stock is more than one year at the time of the taxable disposition. The deductibility of capital losses is subject to certain limitations under the Code.

Information reporting and backup withholding

Information reporting requirements generally will apply to payments of interest on the notes and dividends on shares of common stock and to the proceeds of a sale of a note or share of common stock paid to a U.S. holder unless the U.S. holder is an exempt recipient such as a corporation. Backup withholding will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number or certification of exempt status, or if the U.S. holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is furnished timely to the IRS.

Consequences to non-U.S. holders

Payments of interest

The 30% U.S. federal withholding tax will not apply to any payment of interest on a note to a non-U.S. holder provided that:

•

the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

•	the non-U.S. holder is not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership; and

•

(a) the non-U.S. holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN or other applicable form) or (b) the non-U.S. holder holds the notes through certain foreign intermediaries or certain foreign partnerships, and the non-U.S. holder and the foreign intermediaries or foreign partnerships satisfy the certification requirements of applicable Treasury regulations.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless the non-U.S. holder provides DTC with a properly executed (i) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (ii) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. If a non-U.S. holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment, then (although the non-U.S. holder will be exempt from the 30% withholding tax, provided the certification requirements discussed above are satisfied) the non-U.S. holder will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Dividends and constructive distributions

Any dividends paid to a non-U.S. holder with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate, see “Consequences to U.S. holders—Notes—Constructive distributions” above) will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, provided a properly completed IRS Form W-8 ECI is provided, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Because a constructive dividend deemed received by a non-U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay withholding taxes on behalf of a non-U.S. holder, we may, at our option, set off any such payment against payments of cash and common stock payable on the notes (or, in certain circumstances, against any payments on the common stock).

A non-U.S. holder of shares of common stock or notes who wishes to claim the benefit of an applicable treaty rate with respect to dividends and constructive dividends is required to satisfy applicable certification and other requirements. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, exchange, redemption, conversion or other taxable disposition of notes or shares of common stock

Gain realized by a non-U.S. holder on the sale, exchange, redemption or other taxable disposition of a note or common stock (as well as upon the conversion of a note into cash or into a combination of cash and stock) will not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income treaty, is attributable to a U.S. permanent establishment);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

we are or have been a “U.S. real property holding corporation”, or a USRPHC, for U.S. federal income tax purposes during the shorter of the non-U.S. holder’s holding period or the 5-year period ending on the date of disposition of the note or common stock, as the case may be, and certain ownership thresholds are met. However, we believe that we are not and we do not anticipate becoming a USRPHC for U.S. federal income tax purposes.

If you are a non-U.S. holder described in the first bullet point above, you will be subject to tax at regular graduated U.S. federal income tax rates on the net gain derived from the sale, exchange, redemption, conversion or other taxable disposition of a note or common stock, generally in the same manner as if you were a U.S. holder, and if you are a corporation, you may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits, or at such lower rate as may be specified by an applicable income tax treaty. If you are described in the second bullet point above, you will be subject to a flat 30% tax on the gain recognized on the sale, exchange, redemption, conversion or other taxable disposition of a note or common stock (which gain may be offset by U.S. source capital losses), even though you are not considered a resident of the United States. Any amounts (including common stock) that a non-U.S. holder receives on a sale, exchange, redemption, conversion or other taxable disposition of a note which are attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under “Consequences to non-U.S. holders—Payments of interest.”

Information reporting and backup withholding

Generally, we must report annually to the IRS and to non-U.S. holders the amount of interest and dividends paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest or dividends that we make, provided the certification described above in the last bullet point under “Consequences to non-U.S. holders—Payments of interest” has been received (and we and the relevant financial intermediaries do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient) or the non-U.S. holder otherwise establishes an exemption. In addition, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note or share of common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the certification described above has been received (and we and the relevant financial intermediaries do not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, that is not an exempt recipient) or the non-U.S. holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is furnished timely to the IRS.

Underwriting

We are offering the notes described in this prospectus supplement and the accompanying prospectus through a number of underwriters. J.P. Morgan Securities Inc. is acting as sole book-running manager of the offering and as representative of the underwriters, and Piper Jaffray & Co. and Savvian Advisors, LLC are acting as co-managers of the offering. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the principal amount of notes listed next to its name in the following table:

Underwriters	Principal amount

J.P. Morgan Securities Inc.	$
Piper Jaffray & Co.
Savvian Advisors, LLC.

Total		$150,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of the non-defaulting underwriters may be increased or, in certain circumstances, the offering of the notes may be terminated.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to         % of the principal amount. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to         % of the principal amount to certain other dealers. After the initial public offering of the notes, the offering price and other selling terms may be changed by the underwriters. The underwriters may offer and sell notes through certain of their affiliates.

The underwriters have an option to buy up to an additional $22,500,000 principal amount of notes from us to cover sales of notes by the underwriters that exceed the principal amount of notes specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this over-allotment option. If any additional notes are purchased with this over-allotment option, the underwriters will purchase such notes in approximately the same proportion as shown in the table above. If any additional notes are purchased, the underwriters will offer such additional notes on the same terms as those on which the notes are being offered.

The underwriting fee is equal to the public offering price of the notes less the amount paid by the underwriters to us for the notes. The underwriting fee is     % of the principal amount of the notes. The following table shows the total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional notes.

	Without over-allotment exercise	With full over-allotment exercise

Per $1,000 principal amount	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $500,000.

A prospectus supplement and the accompanying prospectus in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We and our directors and our executive officers have agreed that, for a period of 90 days from the date of this prospectus supplement, neither we nor they will, without the prior consent of J.P. Morgan Securities Inc., offer or sell (or enter into any agreement to offer or sell), directly or indirectly, any shares of common stock or any securities convertible into, or exchangeable for, shares of common stock, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, or file or participate in the filing of a registration statement with the SEC in respect of such common stock or securities, or publicly announce an intention to effect one of these transactions. Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Notwithstanding the above, the underwriters have agreed in the underwriting agreement that the lock-up agreement applicable to us does not apply to (i) the sale of the securities in this offering, or the issuance by us of any shares of common stock upon the conversion thereof, (ii) the issuance of securities pursuant to any of the employee benefits plans disclosed to the underwriters in the underwriting agreement, (iii) the issuance by us of any shares of common stock upon the exercise of an option, warrant or note or the conversion of a security outstanding on the date hereof of which the underwriter has been advised in writing or (iv) the issuance by us of common stock in connection with a bona fide acquisition transaction, so long as the recipients of such securities agree to be bound by similar lock-up restrictions for the remainder of the 90-day restricted period. In addition, notwithstanding the lock-up agreements applicable to our directors and our executive officers, the underwriters have agreed that such directors and executive officers may transfer shares of common stock by gift, will or intestacy, including transfers by gift, will or intestacy to family members or to a settlement or trust, provided that the transferee agrees to be bound by the lock-up restrictions.

In addition, each of our directors and executive officers has agreed that, without the prior written consent of J.P. Morgan Securities Inc., he or she will not, during the period commencing on the date of his or her lock-up agreement and ending 90 days after the date of this prospectus supplement, make any demand for or exercise any right with respect to, the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for shares of our common stock. J.P. Morgan Securities Inc. in its sole discretion may release any of the securities subject to this lock-up agreement at any time without notice.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the notes at any time in their sole discretion without notice. Accordingly, we cannot assure you that a liquid trading market will develop for the notes. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors.

In connection with the offering of the notes, the underwriters may engage in over-allotment, stabilizing transactions and syndicate covering transactions in the notes and shares of our common stock. Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes or shares of our common stock in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes or shares of our common stock in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes or our common stock to be higher than it would otherwise be in the absence of those transactions.

In connection with the pricing of the notes, we may enter into a convertible note hedge transaction in respect of     % of the notes with the option counterparty. We may also enter into a warrant transaction with the option counterparty.

In connection with establishing its initial hedge of these transactions, the option counterparty or its affiliates:

•	would enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the notes; and

•

may enter into or unwind various derivative transactions with respect to our common stock and/or purchase or sell our common stock in secondary market transactions following the pricing of the notes (and would likely do so during any observation period related to a conversion of the notes).

These activities could have the effect of increasing or preventing a decline in the price of our common stock concurrently with or shortly after the pricing of the notes. In addition, the option counterparty or its affiliates would likely modify its hedge position following the pricing of the notes from time to time by entering into or unwinding various derivative transactions and/or by purchasing or selling our common stock in secondary market transactions (and would likely do so during any observation period related to the conversion of the notes).

The potential effect, if any, of any of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained as of the date of this prospectus supplement, but any of these activities could adversely affect the price of our common stock and the value of the notes and, as a result, the number of shares of our common stock, if any, and value of the consideration that you would receive upon the conversion of the notes and, under certain circumstances, your ability to convert the notes. See “Risk factors—Risks related to the notes—The convertible note hedge and warrant transactions may affect the value of the notes and our common stock.”

We and the underwriters do not make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes or the shares of common stock. In addition, we and the underwriters do not make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. Investment banking and other services may include the identification and pursuit of potential acquisition targets, as described under “Use of proceeds.” In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Legal matters

Certain legal matters in connection with the notes and the shares of common stock issuable upon conversion of the notes will be passed upon for us by Orrick, Herrington & Sutcliffe LLP, Seattle, Washington. The underwriters have been advised by Davis Polk & Wardwell, Menlo Park, California, in connection with this offering.

Independent registered public accounting firm

The consolidated financial statements and schedule of SonoSite, Inc. as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

The audit report covering the December 31, 2006 consolidated financial statements refers to the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004) “Share-Based Payment,” effective January 1, 2006.

The audit report on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, expresses an opinion that SonoSite, Inc. did not maintain effective internal control over financial reporting as of December 31, 2006 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that as of December 31, 2006 SonoSite, Inc. did not have the appropriate level of expertise to properly prepare and review its accounting for income taxes.

Where you can find additional information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public through the SEC’s website at www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus are part of the registration statement and do not contain all of the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus supplement or the accompanying prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers. You may inspect without charge a copy of the registration statement at the SEC’s Public Reference Room in Washington D.C., as well as through the SEC’s website.

Our recent SEC filings are also available to the public free of charge at our website at www.sonosite.com. Except to the extent it contains the documents specifically incorporated by reference below, the information on our website is not incorporated by reference into the registration statement, this prospectus supplement and the accompanying prospectus.

As allowed by the SEC’s rules, we “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and, where applicable, supersede any information contained in, or incorporated by reference into, this prospectus supplement. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement modifies or replaces that statement.

We incorporate by reference into this prospectus supplement the documents listed below, and any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement but prior to the termination of the offering of the securities covered by this prospectus supplement:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007;

•	Current Reports on Form 8-K filed on January 17, 2007, February 15, 2007, May 17, 2007, May 21, 2007 and pursuant to Item 8.01, on July 5, 2007; and

•

The description of our common stock contained in our Registration Statement on Form 10, filed on February 13, 1998 under Section 12(g) of the Exchange Act, and any amendment or report filed with the SEC for the purpose of updating such description.

Notwithstanding the above, we are not incorporating by reference any documents or information deemed to have been “furnished” and not “filed” in accordance with SEC rules.

PROSPECTUS

SONOSITE, INC.

Debt Securities

Common Stock

SonoSite, Inc. may offer from time to time (i) debt securities and (ii) common stock. The debt securities may be convertible into or exercisable for our common stock or other of our securities of our company or debt or equity securities of one or more other entities.

This prospectus describes some of the general terms that may apply to these securities. We will provide the terms of these securities, including the amounts to be sold and offering prices, in one or more supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement, and may also add, update or change information contained in this prospectus.

Our common stock is listed on The NASDAQ Global Market under the symbol “SONO.”

Investing in our securities involves risks. Before purchasing any of our securities, you should refer to the risk factors incorporated by reference into this prospectus, described in any accompanying prospectus supplement or incorporated by reference into any accompanying prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to offer or sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is May 29, 2007

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we filed with the United States Securities and Exchange Commission, or the SEC. By using a shelf registration statement, we may sell any combination of the securities described in this prospectus from time to time and in one or more offerings. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the offering and of the securities being offered. Each supplement may also add, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and the accompanying prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference into this prospectus and in the accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and the accompanying prospectus supplement is accurate only as of the date on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.

Whenever a reference is made in this prospectus to a contract or other document of ours, the reference is only a summary and you should refer to the exhibits that are part of the registration statement for a copy of the contract or other document.

In this prospectus, the words “we,” “our,” “ours” and “us” refer to SonoSite, Inc., a Washington corporation and its consolidated subsidiaries, unless otherwise stated or the context otherwise requires. The mailing address and telephone number of our principal executive offices are 21919 30th Drive S.E., Bothell, WA 98021-3904 and (425)-951-1200.

RISK FACTORS

Investing in the securities to be offered pursuant to this prospectus may involve a high degree of risk. These risks will be set forth in a prospectus supplement relating to the securities to be offered by that prospectus supplement. You should carefully consider the important factors set forth under the heading “Risk Factors” in the applicable supplement to this prospectus before investing in any securities that may be offered.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and in accordance with these requirements, we file reports, proxy statements and other information with the SEC. The reports, proxy statements and other information that we file may be inspected and copied at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. The address of our internet site is http://www.sonosite.com. We make available free of charge on or through our internet site our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Any internet addresses provided in this prospectus are for informational purposes only and are not intended to be hyperlinks. Accordingly, no information in any of these internet addresses is included or incorporated herein.

INCORPORATION BY REFERENCE

As allowed by the SEC’s rules, we “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and, where applicable, supersede any information contained in, or incorporated by reference into, this prospectus. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than, in each case, documents or information deemed to have been “furnished” and not “filed” in accordance with SEC rules) between the date of this prospectus and the termination of the offering of the securities described in this prospectus.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007;

•	Current Reports on Form 8-K filed on January 17, 2007, February 15, 2007 and May 17, 2007; and

•

The description of our common stock contained in our Registration Statement on Form 10, filed on February 13, 1998 under Section 12(g) of the Exchange Act, and any amendment or report filed with the SEC for the purpose of updating such description.

You may request a free copy of these filings by writing or telephoning us at the following address:

SonoSite, Inc.

21919 30th Drive S.E.

Bothell, WA 98021-3904

Attention: Corporate Secretary

(425) 951-1200

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference into this prospectus and any accompanying prospectus supplement, including the documents listed above in the section entitled “Incorporation by Reference,” contain or may contain forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our plans, objectives, expectations and intentions and other statements that are not historical facts. Words such as “believe,” “anticipate,” “expect” and “intend” may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Forward-looking statements are subject to known and unknown risks and uncertainties, and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risk factors described in the reports incorporated herein by reference.

You should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events. You should, however, review the risk factors and additional information we describe in the reports we file from time to time with the SEC after the date of this prospectus.

THE COMPANY

About SonoSite, Inc.

We are the world leader in hand-carried ultrasound, or HCU, systems. We specialize in the development of HCU systems for use in a variety of medical specialties in a range of clinical settings. Our proprietary technologies have enabled us to design hand-carried diagnostic ultrasound systems that combine high resolution, all-digital, broadband imaging with advanced features and capabilities typically found on cart-based ultrasound systems. We believe that the performance, size, durability, ease of use and cost-effectiveness of our products are expanding existing ultrasound markets, and are opening new markets by bringing ultrasound out of the imaging lab to the point-of-care such as the patient’s bedside or the physician’s examining table for diagnosis and procedural guidance.

The large size, weight and complexity of traditional cart-based ultrasound systems typically require a physician or highly trained clinician to perform the examination in a centralized imaging department, such as a hospital’s radiology department. Our strategic intent is to enable clinicians to use ultrasound in a variety of clinical settings by developing each potential market based on three fundamental tenets: (i) the design of high-performance system hardware, software and transducers with application-specific settings and capabilities; (ii) the provision of educational training that ensures appropriate use of the equipment in the clinical setting; and (iii) the support of professional institutions and ultrasound thought leaders in the completion of use protocols and clinical research that accelerates the adoption of HCU to improve patient outcomes. By providing ultrasound at the primary point-of-care, our systems can eliminate delays associated with the outpatient referral process or moving heavy, cart-based systems across hospital departments to scan patients. This increased accessibility is changing clinical practice, improving patient care and safety and has the potential to reduce healthcare costs through earlier and more rapid diagnosis of diseases and conditions.

We design our products for applications where ultrasound has not typically been used such as emergency medicine, surgery, critical care, internal medicine and vascular access procedures, as well as for imaging in traditional applications, such as radiology, cardiology, vascular medicine and obstetrics and gynecology. In addition, the U.S. military has successfully deployed our systems in traditional hospital settings, field hospitals and forward surgical teams in war zones and areas of conflict. We began shipping our first products in September 1999 and today have an installed base of thousands of systems worldwide.

We introduced our newest product, the MicroMaxx® system in April 2005. This system is our third-generation product and is based on our proprietary Application Specific Integrated Circuit technology for high-resolution ultrasound imaging, and offers image resolution comparable to costly, conventional cart-based ultrasound systems weighing over 200 pounds. Our first shipments of the MicroMaxx system began in June 2005, and the system accounted for the majority of our revenue in 2006. The system addresses both traditional and emerging ultrasound markets and includes a standard five-year warranty on the system and most of the transducers, a first in the ultrasound industry.

Our first-generation products includes the 180™ and iLook® series. The SonoSite 180PLUS™ system was designed for general ultrasound imaging and the SonoHeart® ELITE is specifically configured for cardiovascular applications. The iLook 25 imaging tool is designed to provide visual guidance for physicians and nurses who are performing vascular access procedures, and the iLook 15 imaging tool is designed to provide imaging of the chest and abdomen. Our second-generation product, the TITAN® system, began to ship in June 2003. This high performance system addresses both traditional and emerging ultrasound markets.

We commenced operations as a division of ATL Ultrasound, Inc., or ATL. On April 6, 1998, we became an independent, publicly owned company through a distribution of one new share of our stock for every three shares of ATL stock held as of that date. ATL retained no ownership in SonoSite following the spin-off.

Our principal executive offices are located at 21919 30th Drive S.E., Bothell, WA 98021-3904. Our telephone number is (425) 951-1200. The address of our internet site is http://www.sonosite.com. This internet address is provided for informational purposes only and is not intended to be a hyperlink. Accordingly, no information in this internet address is included or incorporated herein.

USE OF PROCEEDS

We intend to explore the possible acquisition of one or more medical device companies or medical device products in an effort to expand our product portfolio, expand our sales channels, create international operating leverage, improve marketing and other efficiencies and leverage manufacturing and supply chain economics. In furtherance of this strategy, we intend to raise additional funds to position ourselves to pursue any desirable acquisition candidates that may be identified.

Accordingly, unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale of the securities to which this prospectus relates will be used to fund acquisitions from time to time of one or more complementary businesses. To the extent the net proceeds are not used for acquisitions, they will be used for general corporate purposes, which may include repayment of debt, capital expenditures, investments in our subsidiaries or as additions to working capital. Net proceeds may be temporarily invested prior to use

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth information with respect to our consolidated ratios of earnings to fixed charges for the periods indicated:

	Quarter Period Ended Mar. 31, 2007	Fiscal Year Ended
		Dec. 31, 2006	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2003	Dec. 31, 2002
Ratio of Earnings to Fixed Charges	n/a	12	11	7	n/a	n/a
Deficiency of Earnings Available to Cover Fixed Charges (in thousands)	$(720)	—	—	—	$(1,341)	$(7,365)

For purposes of computing this ratio, “earnings” consist of income from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense and such portion of rental expense we deem to be representative of interest.

There were insufficient earnings available to cover fixed charges for years 2002 and 2003 and the quarter ended March 31, 2007. As a result, the ratio of earnings to fixed charges was less than 1.0 for these periods. The deficiencies of earnings to fixed charges for these periods are indicated in the table above.

DESCRIPTION OF THE SECURITIES

General

We may issue from time to time, in one or more offerings, the following securities:

•	debt securities that may be convertible into or exercisable for our common stock or other of our securities or debt, or equity securities of one or more other entities; and

•	shares of our common stock.

We will set forth in the applicable prospectus supplement a description of the debt securities and common stock that may be offered under this prospectus. The terms of the securities offering, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, and other offering material, relating to such offer. The prospectus supplement may amend or add to any of the terms in this prospectus. If any of the particular terms of the indenture or debt securities described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superceded by that prospectus supplement.

Description of the Debt Securities

General

We may issue debt securities from time to time in one or more distinct series. This section summarizes the material terms of our debt securities.

The debt securities will be issued under an indenture between us and Wells Fargo Bank, National Association, as trustee. The indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act.

This section is a summary of the material terms of the indenture for the debt securities and does not describe every aspect of the debt securities that may be issued under the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the debt securities. Some of the definitions are repeated in this section, but for the rest you will need to read the indenture. We have filed the form of the indenture as an exhibit to a registration statement that we have filed with the SEC, of which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain copies of the indenture.

We can issue an unlimited amount of debt securities under the indenture. However, certain of our future debt agreements may limit the amount of debt securities we may issue. We can issue debt securities from time to time and in one or more series as determined by us. In addition, we can issue debt securities of any series with terms different from the terms of debt securities of any other series, and the terms of particular debt securities within any series may differ from each other, all without the consent of the holders of previously issued series of debt securities. The debt securities will be unsecured obligations of SonoSite.

The applicable prospectus supplement for a series of debt securities we issue will describe, among other things, the following terms of the offered debt securities:

•	The title of the debt securities.

•

The aggregate principal amount of the debt securities, the percentage of the principal amount at which the debt securities will be issued and the date or dates when the principal of the debt securities will be payable or how those dates will be determined.

•

The price or prices at which the debt securities of such series will be offered by us (such price or prices to be expressed as a percentage of the principal amount of the debt securities of such series).

•	The interest rate or rates, which may be fixed or variable, that the debt securities will bear, if any, and how the rate or rates will be determined.

•

The date or dates from which any interest will accrue or how the date or dates will be determined, the date or dates on which any interest will be payable, any regular record dates for these payments or how these dates will be determined and the basis on which any interest will be calculated, if other than on the basis of a 360-day year of twelve 30-day months.

•	The place or places of payment, transfer, conversion and exchange of the debt securities and where notices or demands to or upon us in respect of the debt securities may be served.

•	Provisions relating to subsidiary guarantees, if any.

•	Any optional redemption provisions.

•	Any sinking fund or other provisions that would obligate us to repurchase or redeem the debt securities.

•

Whether the amount of payments of principal of, or premium, if any, or interest on, the debt securities will be determined with reference to an index, formula or other method, which could be based on one or more commodities, equity indices or other indices, and how these amounts will be determined.

•	Any changes or additions to the events of default under the applicable indenture or our covenants, including additions of any restrictive covenants, with respect to the debt securities.

•

If not the principal amount of the debt securities, the portion of the principal amount that will be payable upon acceleration of the maturity of the debt securities or how that portion will be determined.

•	Any changes or additions to the provisions concerning defeasance and covenant defeasance contained in the indentures that will be applicable to the debt securities.

•	Any provisions granting special rights to the holders of the debt securities upon the occurrence of specified events.

•	If other than the trustee, the name of any paying agent, security registrar and transfer agent for the debt securities.

•

If the debt securities are not to be issued in book-entry form only and held by The Depository Trust Company, or DTC, as depositary, the form of such debt securities, including whether such debt securities are to be issuable in permanent or temporary global form, as registered securities, bearer securities or both, any restrictions on the offer, sale or delivery of bearer securities and the terms, if any, upon which bearer securities of the series may be exchanged for registered securities of the series and vice versa, if permitted by applicable law and regulations.

•	If other than U.S. dollars, the currency or currencies of such debt securities.

•	The person to whom any interest in a debt security will be payable, if other than the registered holder at the close of business on the regular record date.

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The denomination or denominations that the debt securities will be issued, if other than denominations of $1,000 or any integral multiples in the case of the registered securities and $5,000 or any integral multiples in the case of the bearer securities.

•

Whether such debt securities will be convertible into or exchangeable for any other securities and, if so, the terms and conditions upon which such debt securities will be so convertible or exchangeable.

•	A discussion of federal income tax, accounting and other special considerations, procedures and limitations with respect to the debt securities.

•

Whether and under what circumstances we will pay additional amounts to holders in respect of any tax assessment or government charge, and, if so, whether we will have the option to redeem the debt securities rather than pay such additional amounts.

•	Any other terms of the debt securities that are consistent with the provisions of the indenture.

For purposes of this prospectus, any reference to the payment of principal of, any premium on, or any interest on, debt securities will include additional amounts if required by the terms of such debt securities.

The indenture does not limit the amount of debt securities that we are authorized to issue from time to time. The indenture also provides that there may be more than one trustee thereunder, each for one or more series of debt securities. At a time when two or more trustees are acting under the indenture, each with respect to only certain series, the term “debt securities” means the series of debt securities for which each respective trustee is acting. If there is more than one trustee under the indenture, the powers and trust obligations of each trustee will apply only to the debt securities for which it is trustee. If two or more trustees are acting under the indenture, then the debt securities for which each trustee is acting would be treated as if issued under separate indentures.

We may issue debt securities with terms different from those of debt securities that may already have been issued. Without the consent of the holders thereof, we may reopen a previous issue of a series of debt securities and issue additional debt securities of that series unless the reopening was restricted when that series was created.

There is no requirement that we issue debt securities in the future under the indenture, and we may use other indentures or documentation containing different provisions in connection with future issues of other debt securities.

We may issue debt securities as original issue discount securities, which are debt securities, including any zero-coupon debt securities, that are issued and sold at a discount from their stated principal amount. Original issue discount securities provide that, upon acceleration of their maturity, an amount less than their principal amount will become due and payable. We will describe the U.S. federal income tax consequences and other considerations applicable to original issue discount securities in any prospectus supplement relating to them.

Conversion and Exchange

If any debt securities are convertible into or exchangeable for other securities, the prospectus supplement will explain the terms and conditions of such conversion or exchange, including:

•	the conversion price or exchange ratio, or the calculation method for such price or ratio;

•	the conversion or exchange period, or how such period will be determined;

•	the circumstances in which a holder may convert its debt securities;

•	the consideration that will be payable to holders upon conversion of the debt securities;

•	if conversion or exchange will be mandatory or at our option or at the option of the holder;

•	any requirements with respect to the reservation of shares of securities for purposes of conversion;

•	provisions for adjustment of the conversion price or the exchange ratio; and

•	provisions affecting conversion or exchange in the event of the redemption of the debt securities.

Such terms may also include provisions under which the number or amount of other securities to be received by the holders of such debt securities upon conversion or exchange would be calculated according to the market price of such other securities as of a time stated in the prospectus supplement.

Form, Exchange and Transfer

The debt securities will be issued:

•	as registered securities; or

•	if so provided in the prospectus supplement, as bearer securities (unless otherwise stated in the prospectus supplement, with interest coupons attached); or

•	in global form, see “—Legal Ownership of Securities—Global Securities”; or

•

in denominations that are even multiples of $1,000, in the case of registered securities, and in even multiples of $5,000, in the case of bearer securities, unless otherwise specified in the applicable prospectus supplement.

You may have your registered securities divided into registered securities of smaller denominations or combined into registered securities of larger denominations, as long as the aggregate principal amount is not changed. This is called an “exchange.”

You may exchange or transfer registered securities of a series at the office of the trustee described in the debt securities. The trustee maintains the list of registered holders and acts as our securities registrar for registering debt securities in the names of holders and transferring debt securities. We may, however, appoint another trustee to act as our securities registrar or we may act as our own securities registrar. If we designate additional securities registrars, they will be named in the prospectus supplement. We may cancel the designation of any particular securities registrar. We may also approve a change in the office through which any securities registrar acts. If provided in the prospectus supplement, you may exchange your bearer securities for registered securities of the same series so long as the total principal amount is not changed. Unless otherwise specified in the prospectus supplement, bearer securities will not be issued in exchange for registered securities.

You will not be required to pay a service charge to transfer or exchange debt securities, but you may in certain circumstances be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the transfer agent is satisfied with your proof of ownership and/or transfer documentation.

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities for 15 days before the day we mail the notice of redemption or publish such notice (in the case of bearer securities) and ending on the day of that mailing or publication in order to freeze the list of holders to prepare the mailing. At our option, we may mail or publish such notice of redemption through an electronic medium. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

Paying and Paying Agents

If you are a holder of registered securities, we will pay interest to you if you are a direct holder in the list of registered holders at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular time and day, usually about two weeks in advance of the interest due date, is called the “Regular Record Date” and will be stated in the prospectus supplement. Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the Regular Record Date. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller. This prorated interest amount is called “accrued interest.”

With respect to registered securities, we will pay interest, principal and any other money due on the debt securities at the place and time described in the debt securities. You must make arrangements to have your payments picked up at or wired from that place. We may also choose to pay interest by mailing checks or making wire transfers.

“Street name” and other indirect holders should consult their banks or brokers for information on how they will receive payments.

If bearer securities are issued, unless otherwise provided in the prospectus supplement, we will maintain an office or agency outside the United States for the payment of all amounts due on the bearer securities. If debt securities are listed on the Luxembourg Stock Exchange or any other stock exchange located outside the United States, we will maintain an office or agency for such debt securities in any city located outside the United States required by such stock exchange. The initial locations of such offices and agencies will be specified in the prospectus supplement. Unless otherwise provided in the prospectus supplement, payment of interest on any bearer securities on or before maturity will be made only against surrender of coupons for such interest installments as they mature. Unless otherwise provided in the prospectus supplement, no payment with respect to any bearer security will be made at any office or agency of our company in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of principal, premium and interest, if any, on bearer securities payable in U.S. dollars may be made at the office of our paying agent described in a prospectus supplement (but only if) payment of the full amount in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions.

Regardless of who acts as the paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to registered holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else.

We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. We may also choose to act as our own paying agent. We must notify you of changes in identities of the paying agents for any particular series of debt securities.

Notices

With respect to registered securities, we and the trustee will send notices regarding the debt securities only to registered holders, using their addresses as listed in the list of registered holders. With respect to bearer securities, we and the trustee will give notice by publication in a newspaper of general circulation in the City of New York or in such other cities that may be specified in a prospectus supplement. At our option, we may send or publish notices through an electronic medium as specified in the applicable prospectus supplement.

Events of Default

You will have special rights if an event of default occurs in respect of the debt securities of your series and is not cured, as described later in this subsection.

Unless we indicate otherwise in a prospectus supplement, the term “event of default” in respect of the debt securities of your series means any of the following:

•	We do not pay the principal of or any premium on a debt security of such series on its due date.

•	We do not pay interest on a debt security of such series within 30 days of its due date whether at maturity, upon redemption or upon acceleration.

•	We do not deposit any sinking fund payment in respect of debt securities of such series on its due date.

•

We remain in breach of a covenant in respect of debt securities of such series for 60 days after we receive a written notice of default stating we are in breach and requiring that we remedy the breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of debt securities of such series.

•	We file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur.

•	Any other event of default in respect of debt securities of such series described in the prospectus supplement occurs.

The events of default described above may be added to or modified as described in the applicable prospectus supplement. An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of the holders.

Remedies If an Event of Default Occurs. If an event of default has occurred and has not been cured with respect to one or more series of debt securities, the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. Only a portion of the principal is payable if the securities were issued at a discount. This is called a declaration of acceleration of maturity. If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder. There are special notice and timing rules that apply to the acceleration of subordinated debt securities which are designed to protect the interests of holders of senior debt. A declaration of acceleration of maturity may be cancelled by the holders of at least a majority in principal amount of the debt securities of the affected series if (1) we have paid or deposited with the trustee a sum sufficient in cash to pay all principal, interest and additional amounts, if any, which have become due other than by the declaration of acceleration of maturity, (2) all existing events of default, other than the nonpayment of principal of or premium or interest, if any, on the debt securities of such series which have become due solely because of the acceleration, have been cured or waived and (3) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of the holders unless the holders offer the trustee reasonable protection from expenses and liability, called an “indemnity.” If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy accruing upon any event of default will be treated as a waiver of such right, remedy or event of default.

Before you are allowed to bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured.

•

The holders of not less than 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•	The trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity.

•	The holders of a majority in principal amount of the debt securities must not have given the trustee a direction inconsistent with the above notice during the 60-day period.

Notwithstanding the conditions described above, you are, however, entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date.

Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than (1) the payment of principal, any premium or interest or (2) in respect of a covenant or other provision that cannot be modified or amended without the consent of each holder.

“Street name” and other indirect holders should consult their banks or brokers for information on how to give notice or direction or to make a request of the trustee and to make or cancel a declaration of acceleration.

Each year, we will furnish to the trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities, or else specifying any default.

Merger or Consolidation

Under the terms of the indenture, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. We may not, however, take any of these actions unless all the following conditions are met:

•

either we will be the surviving corporation or, if we merge out of existence or sell assets, the entity into which we merge or to which we sell assets is a corporation, and such corporation must agree to be legally responsible for the debt securities;

•

immediately after the merger or transfer of assets, no default on the debt securities can exist. A default for this purpose includes any event that would be an event of default if the requirements for giving a default notice or of having the default exist for a specific period of time were disregarded;

•	we must deliver certain certificates and documents to the trustee; and

•	we must satisfy any other requirements specified in the prospectus supplement.

Modification or Waiver

There are three types of changes we can make to the indenture and the debt securities.

In each case below, the prospectus supplement may amend, add to or delete the types of changes listed below.

Changes Requiring Approval of Each Holder. First, there are changes that cannot be made to your debt securities without the approval of each holder. Following is a list of those types of changes:

•	changing the stated maturity of the principal of or interest on a debt security;

•	reducing any amounts due on a debt security or payable upon acceleration of the maturity of a debt security following a default;

•	adversely affecting any right of repayment at the holder’s option;

•	changing the place (except as otherwise described in this prospectus) or currency of payment on a debt security;

•	impairing your right to sue for payment or to convert or exchange a debt security;

•	reducing the percentage of holders of debt securities whose consent is needed to modify or amend the indenture;

•	reducing the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults;

•	reducing the requirements for quorum or voting with respect to the debt securities;

•	modifying any other aspect of the provisions of the indenture dealing with modification and waiver, except to increase the voting requirements;

•	change in any of our obligations to pay additional amounts that are required to be paid to holders with respect to taxes imposed on such holders in certain circumstances; and

•	other provisions specified in the prospectus supplement.

Changes Requiring a Majority Vote. The second type of change to the indenture and the outstanding debt securities is the kind that requires a vote in favor by holders of outstanding debt securities owning at least a majority of the principal amount of the particular series affected. Separate votes will be needed for each series even if they are affected in the same way. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect. The same vote would be required for us to obtain a waiver of all or part of certain covenants in the indenture, or a waiver of a past default. We cannot, however, obtain a waiver of a payment default or any other aspect of the indenture or the outstanding debt securities listed in the first category described previously under “—Modification or Waiver—Changes Requiring Approval of Each Holder” unless we obtain your individual consent to the waiver.

Changes Not Requiring Approval. The third type of change does not require any vote by holders of outstanding debt securities. This type is limited to clarifications: curing ambiguities, defects or inconsistencies and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect. Qualifying or maintaining the qualification of the indenture under the Trust Indenture Act does not require any vote by holders of debt securities.

Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

•

for original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default; and

•	for debt securities the principal amount of which is not known (for example, because it is based on an index), we will use a special rule for that debt security described in the prospectus supplement.

Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “—Defeasance—Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture.

We are not required to set a record date. If we set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding securities of that series on the record date and must be taken within 180 days following the record date or another period that we may specify. We may shorten or lengthen this period from time to time.

“Street name” and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Satisfaction and Discharge

The indenture will cease to be of further effect, and we will be deemed to have satisfied and discharged the indenture with respect to a particular series of debt securities, when

(1) either:

•	all debt securities of that series have been delivered to the trustee for cancellation; or

•

all debt securities of that series not previously delivered to the trustee for cancellation have become due and payable; we deposit with the trustee, in trust, funds sufficient to pay the entire indebtedness on the debt securities of that series that had not been previously delivered for cancellation, for the principal and interest to the date of the deposit (for debt securities that have become due and payable) or to the stated maturity or the redemption date, as the case may be (for debt securities that have not become due and payable); and

(2) the following conditions have been satisfied:

•	we have paid or caused to be paid all other sums payable under the indenture in respect of that series; and

•	we have delivered to the trustee an officer’s certificate and opinion of counsel, each stating that all these conditions have been complied with.

Defeasance

The following discussion of full defeasance and covenant defeasance will be applicable to your series of debt securities only if we choose to have them apply to that series. If we choose to do so, we will state that in the applicable prospectus supplement and describe any changes to these provisions.

Full Defeasance. If there is a change in federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the debt securities, called “full defeasance,” if we put in place the following other arrangements for you to be repaid:

•

We must deposit in trust for your benefit and the benefit of all other registered holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates, including, possibly, their earliest redemption date.

•

Under current federal tax law, the deposit and our legal release from the debt securities would likely be treated as though you surrendered your debt securities in exchange for your share of the cash and notes or bonds deposited in trust. In that event, you could recognize income, gain or loss on the debt securities you surrendered. In order for us to effect a full defeasance we must deliver to the trustee a legal opinion confirming that you will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and that you will not be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

•	We must comply with any additional provisions set forth in the prospectus supplement.

If we accomplish a full defeasance as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.

Covenant Defeasance. Under current federal tax law, we can make the same type of deposit described above and be released from the restrictive covenants in the debt securities, if any. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following:

•

We must deposit in trust for your benefit and the benefit of all other registered holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•

We must deliver to the trustee a legal opinion confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

•	We must comply with any additional provisions set forth in the prospectus supplement.

If we accomplish covenant defeasance, the following provisions of the indenture and the debt securities would no longer apply unless otherwise specified:

•	our promises regarding conduct of our business and other matters and any other covenants applicable to the series of debt securities that will be described in the prospectus supplement; and

•	the definition of an event of default as a breach of such covenants that may be specified in the prospectus supplement.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if one of the remaining events of default occurs (such as our bankruptcy) and the debt securities become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, of course, you may not be able to obtain payment of the shortfall.

In order to exercise either full defeasance or covenant defeasance, we must comply with certain conditions, and no event or condition can exist that would prevent us from making payments of principal, premium, and interest, if any, on the debt securities of such series on the date the irrevocable deposit is made or at any time during the period ending on the 91st day after the deposit date.

Ranking

Unless provided otherwise in the applicable prospectus supplement, the debt securities are not secured by any of our property or assets. Accordingly, your ownership of debt securities means you are one of our unsecured creditors. The debt securities are not subordinated to any of our other debt obligations and, therefore, they rank equally with all our other unsecured and unsubordinated indebtedness.

The Trustee

The initial trustee under the indenture will be Wells Fargo Bank, National Association. The trustee will also be the initial paying agent and registrar for the debt securities.

The indenture provides that, except during the continuance of an event of default under the indenture, the trustee under the indenture will perform only such duties as are specifically set forth in the indenture. Under the indenture, the holders of a majority in outstanding principal amount of the debt securities will have the right to direct the time, method and place of conducting any proceeding or exercising any remedy available to the trustee under the indenture, subject to certain exceptions. If an event of default has occurred and is continuing, the trustee under the indenture will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the Trust Indenture Act incorporated by reference in the indenture contain limitations on the rights of the trustee under such indenture, should it become a creditor of SonoSite, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee under the indenture is permitted to engage in other transactions. If, however, the trustee under the indenture acquires any prohibited conflicting interest, it must eliminate the conflict or resign.

The trustee may resign or be removed with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as trustee with respect to different series of debt securities under the indenture, each such trustee shall be a trustee of a trust separate and apart from the trust administered by any other such trustee and any action described herein to be taken by the “trustee” may then be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee.

Legal Ownership of Securities

Holders of Securities

Book-Entry Holders. We will issue debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. If debt securities are issued in book-entry form, this means the debt securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities on behalf of themselves or their customers.

We will only recognize the person in whose name a debt security is registered as the holder of that debt security. Consequently, for debt securities issued in global form, we will recognize only the depositary as the holder of the debt securities and all payments on the debt securities will be made to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities.

As a result, investors in debt securities issued in book-entry form will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the debt securities are issued in global form, investors will be indirect holders, and not holders, of the debt securities.

Street Name Holders. In the future, we may terminate a global security or issue debt securities initially in non-global form. In these cases, investors may choose to hold their debt securities in their own names or in “street name.” Debt securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those debt securities through an account he, she or it maintains at that institution.

For debt securities held in “street name,” we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities and all payments on those debt securities will be made to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold debt securities in “street name” will be indirect holders, not holders, of those debt securities.

Legal Holders. We, and any third parties employed by us or acting on your behalf, such as trustees, depositories and transfer agents, are obligated only to the legal holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in “street name” or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a debt security or has no choice because we are issuing the debt securities only in global form.

For example, once we make a payment or give a notice to the legal holder, we have no further responsibility for the payment or notice even if that legal holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose (for example, to amend the indenture or to relieve ourselves of the consequences of a default or of our obligation to comply with a particular provision of the indenture), we would seek the approval only from the legal holders, and not the indirect holders, of the debt securities. Whether and how the legal holders contact the indirect holders is up to the legal holders.

When we refer to you, we mean those who invest in the debt securities being offered by this prospectus, whether they are the legal holders or only indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.

Special Considerations for Indirect Holders. If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a legal holder, if that is permitted in the future;

•	how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the debt securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security represents one or any other number of individual securities. Generally, all debt securities represented by the same global securities will have the same terms. We may, however, issue a global security that represents multiple debt securities that have different terms and are issued at different times. We call this kind of global security a master global security.

Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution that we select or its nominee. The financial institution that is selected for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, DTC will be the depositary for all debt securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise or as otherwise described in the prospectus supplement. We describe those situations below under “—Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

Special Considerations for Global Securities. As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of debt securities and instead will deal only with the depositary that holds the global security.

If debt securities are issued only in the form of a global security, an investor should be aware of the following:

•

An investor cannot cause the debt securities to be registered in his, her or its name and cannot obtain physical certificates for his, her or its interest in the debt securities, except in the special situations we describe below.

•

An investor will be an indirect holder and must look to his, her or its own bank or broker for payments on the debt securities and protection of his, her or its legal rights relating to the debt securities, as we describe under “—Legal Ownership of Securities—Holders of Securities” above.

•	An investor may not be able to sell interests in the debt securities to some insurance companies and to other institutions that are required by law to own their debt securities in non-book-entry form.

•

An investor may not be able to pledge his, her or its interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. Neither we nor any third parties employed by us or acting on your behalf, such as trustees and transfer agents, have any responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee do not supervise the depositary in any way.

•	DTC requires that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well.

•

Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt security. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated. In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the debt securities it represented. After that exchange, the choice of whether to hold the debt securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and “street name” investors above under “—Legal Ownership of Securities—Holders of Securities.”

The special situations for termination of a global security are as follows:

•

if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within a specified time period;

•	if we elect to terminate that global security; or

•	if an event of default has occurred with regard to debt securities represented by that global security and it has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply to a particular series of debt securities covered by the prospectus supplement. If a global security is terminated, only the depositary is responsible for deciding the names of the institutions in whose names the debt securities represented by the global security will be registered and, therefore, who will be the holders of those debt securities.

Governing Law

The indenture will be governed by, and construed in accordance with, the laws of the State of New York.

Description of Common Stock

The following description summarizes certain terms of our common stock. This summary is, however, subject to the provisions of our articles of incorporation, which are incorporated by reference herein, and by the provisions of applicable law. The summary is not complete any may not contain all information you should consider before investing in our common stock.

As of the date of this prospectus, our authorized common stock consists of 50,000,000 shares, $0.01 par value. As of April 30, 2007, there were approximately 16,597,403 shares of common stock issued and outstanding.

Each holder of common stock is entitled to one vote per share on all matters to be voted on the by shareholders. Subject to preferences of any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably any dividends the board of directors declares out of funds legally available for the payment of dividends. If we are liquidated, dissolved or wound up, the holders of common stock are entitled to share pro rata all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Rights Agreement

Pursuant to our Rights Agreement with EquiServe Trust Company, N.A., dated as of April 6, 1998, as amended on August 8, 2001, October 24, 2001 and August 25, 2003, holders of shares of our common stock hold rights to purchase our Series A Participating Cumulative Preferred Stock, par value $1.00 per share, or participating preferred shares, exercisable only in certain circumstances. These rights have certain antitakeover effects. They will cause substantial dilution to a person or group that attempts to acquire us without conditioning the offer on substantially all these rights being acquired, and generally will make a hostile takeover attempt prohibitively expensive for the potential acquiror. The rights will not interfere with any merger or other business combination approved by our Board of Directors because our Board may, at its option, at any time prior to an attempted takeover, as described below, redeem all, but not less than all, of the then outstanding rights at the price of $0.01 per right.

These rights, when they become exercisable as described below, entitle the registered holder to purchase one one-hundredth of a share of participating preferred shares, subject to adjustment as provided in the rights agreement, at a purchase price of $67.09. The participating preferred shares issuable upon exercise of these rights are not redeemable. Initially, these rights are not exercisable and are transferable only with our common stock. In addition, until the rights become exercisable, expire or are redeemed, all further issuances of our common stock, including common stock issuable upon the exercise of outstanding options, include issuances of these rights. The rights have no voting rights or dividends rights until they are exercised.

Upon exercise of the rights, each participating preferred share is entitled to a minimum preferential quarterly dividend payment of $0.01 per share, but will be entitled to an aggregate dividend of 100 times the dividend declared per share of our common stock, if any. In the event of dissolution, liquidation or winding up of SonoSite, whether voluntary or involuntary, the holders of these shares will be entitled to a minimum preferential payment of $0.01 per share, but will be entitled to an aggregate preferential payment of 100 times the payment made per share of our common stock. Each participating preferred share will have 100 votes, voting together with our common stock. In the event of any merger, business combination, consolidation or other transaction in which our common stock is exchanged, each participating preferred share will be entitled to receive 100 times the amount received per share of our common stock. Because of the nature of these dividend, liquidation and voting rights, the value of the one one-hundredth interest in a participating preferred share issuable upon exercise of such rights should approximate the value of one share of our common stock. Customary antidilution provisions protect that relationship in the event of certain changes in our common stock and the participating preferred shares.

Until the earlier of (1) such time that we learn that a person or group (including any affiliate or associate of such person or group) has acquired, or has obtained the right to acquire, beneficial ownership of 20% or more of our outstanding common stock and (2) such date, if any, as may be designated by our Board of Directors following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer for our outstanding common stock that could result in the offeror becoming the beneficial owner of 20% or more of our outstanding common stock, the rights will be evidenced by the certificates for our common stock registered in the names of the holders of common stock (which certificates for our common stock will also be deemed to be right certificates) and not by separate right certificates.

If a person or group of persons attempts to acquire us, the rights will entitle each holder of a right (other than those held by the person or group attempting to acquire us, or their affiliates or associates) to purchase, for the purchase price of $67.09, that number of one one-hundredths of a participating preferred share equal to the result obtained by multiplying $67.09 by a fraction, the numerator of which is the number of one one-hundredths of a participating preferred share for which a right is then exercisable (after taking into account any adjustments for stock dividends, stock splits and other such adjustments) and the denominator of which is 50% of the market value, determined in accordance with the Rights Agreement, of our common shares on the date on which a person or group acquired beneficial ownership of 20% or more of our outstanding common stock. Any rights that are at any time beneficially owned by the potential acquirer (or any affiliate or associate of the potential acquiror) will be null and void and nontransferable and any holder of any such right will be unable to exercise or transfer any such right. In the event of such a takeover attempt, our Board of Directors may elect to exchange each right (other than rights that have become null and void and nontransferable as described above) for consideration for each right consisting of one-half of the securities that would be issuable at such time upon the exercise of one right pursuant to the terms of the Rights Agreement, and without payment of the purchase price of $67.09.

If a publicly traded corporation acquires us in a merger or other business combination or acquires 50% or more of our assets, each right will entitle its holder to purchase, for the purchase price of $67.09, that number of common shares of this publicly traded corporation which at the time of the transaction would have a market value of $134.19. If a company that is not publicly traded acquires us in a merger or other business combination or acquires 50% or more of our assets, each right will entitle its holder to purchase, for $67.09, at such holder’s option, that number of shares of the surviving corporation in the transaction (which surviving corporation could be SonoSite) which at the time of the transaction would have a book value of $134.19 or if such entity has affiliates that have publicly traded common shares, that number of common shares of the affiliate which at the time of the transaction has publicly traded common shares with the greatest aggregate value as would have a market value of $134.19.

At any time before an attempted takeover, as described above, our Board of Directors may redeem the rights in whole, but not in part, at a price (in cash or common stock or other securities of SonoSite) of $0.01 per right, subject to adjustment and to certain exceptions as provided in the Rights Agreement. The rights will expire on April 5, 2008 unless earlier redeemed or canceled by our Board.

Antitakeover Effects of Provisions of our Restated Articles of Incorporation and Amended and Restated Bylaws

Certain provisions of our restated articles of incorporation and our amended and restated bylaws may have the effect of delaying, deferring or preventing a change in control of SonoSite. As noted above, our Board of Directors, without shareholder approval, has the authority under our restated articles of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change in control of SonoSite or make removal of management more difficult. Also, under our restated articles of incorporation and bylaws, our shareholders may call a special meeting only upon the request of holders of at least two-thirds of the outstanding shares. In addition, our bylaws establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board or a committee of the Board. Finally, as discussed above, we have authorized a class of preferred stock, pursuant to a rights agreement, which could have the effect of making a hostile takeover attempt prohibitively expensive for the potential acquiror.

Antitakeover Effects of Washington Law

Washington law imposes restrictions on certain transactions between a corporation and certain significant shareholders. Chapter 23B.19 of the Washington Business Corporation Act prohibits a “target corporation,” with some exceptions, from engaging in certain significant business transactions with a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation (an Acquiring Person) for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation’s board of directors prior to the time of acquisition. Such prohibited transactions include, among other things, a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the Acquiring Person; termination of 5% or more of the employees of the target corporation as a result of the Acquiring Person’s acquisition of 10% or more of the shares; or allowing the Acquiring Person to receive any disproportionate benefit as a shareholder.

After the five-year period, a “significant business transaction” may occur, as long as it complies with certain “fair price” provisions of the statute. A corporation may not “opt out” of this statute. This provision may have the effect of delaying, deferring or preventing a change in control of SonoSite.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is Computershare Trust Company, N.A., P.O. Box 43069, Providence, RI 02940-3069.

PLAN OF DISTRIBUTION

We may sell the securities offered through this prospectus (i) to or through underwriters or dealers, (ii) directly to purchasers, including our affiliates, (iii) through agents, or (iv) through a combination of any these methods. The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale Through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, or Securities Act, with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Delayed Delivery Contracts

If the prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Derivative Transactions and Hedging

We, the underwriters or other agents may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters or agents may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters or agents. The underwriters or agents may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters or agents may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Electronic Auctions

We may also make sales through the internet or through other electronic means. Since we may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the internet (sometimes referred to as the “world wide web”) or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you will want to pay particular attention to the description of that system we will provide in a prospectus supplement.

Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and that may directly affect the price or other terms and conditions at which such securities are sold. These bidding or ordering systems may present to each bidder, on a so-called “real-time” basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. For example, in the case of debt security, the clearing spread could be indicated as a number of “basis points” above an index treasury note. Of course, many pricing methods can and may also be used.

Upon completion of such an electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

VALIDITY OF THE SECURITIES

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities may be passed upon for us by Orrick, Herrington & Sutcliffe LLP, Seattle, Washington.

EXPERTS

The consolidated financial statements and schedule of SonoSite, Inc. as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2006 consolidated financial statements refers to the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004) “Share-Based Payment”, effective January 1, 2006.

The audit report on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, expresses an opinion that SonoSite, Inc. did not maintain effective internal control over financial reporting as of December 31, 2006 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that as of December 31, 2006 SonoSite did not have the appropriate level of expertise to properly prepare and review its accounting for income taxes.

$150,000,000

        % Convertible Senior Notes due 2014

Prospectus supplement

Sole book-running manager

JPMorgan

Piper Jaffray	Savvian

July     , 2007